Exhibit 2.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

dated as of

January 16, 2014

among

ORGANOGENESIS INC.,

SHIRE US HOLDINGS, INC.

and

SHIRE REGENERATIVE MEDICINE, INC.

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TABLE OF CONTENTS

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EXHIBIT A:  Form of Assignment and Assumption Agreement
EXHIBIT B:  Form of Safety Data Transitional Agreement
EXHIBIT C:  Form of Secondment Agreement
EXHIBIT D:  Form of Press Release

ANNEX A: Seller Disclosure Schedule

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of January 16, 2014 among Organogenesis Inc., a Delaware corporation (“Buyer”), Shire US Holdings, Inc., a Delaware corporation (“Parent”), and Shire Regenerative Medicine, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Seller,” and, together with Parent, each a “Seller Party” and collectively the “Seller Parties”).

W I T N E S S E T H :

WHEREAS, Seller conducts a business (the “Business”), which manufactures, markets, sells and distributes DERMAGRAFT®, a cryopreserved human fibroblast-derived dermal substitute composed of fibroblasts, extracellular matrix and bioresorbable scaffold and indicated for use in the treatment of full-thickness diabetic foot ulcers (the “Product”); and

WHEREAS, the Seller Parties desire to sell or cause to be sold the Transferred Assets (as hereinafter defined) to Buyer, and Buyer desires to purchase the Transferred Assets from Seller and assume the Assumed Liabilities (as hereinafter defined) upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01.       Definitions.  (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), rule, regulation, order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

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“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement dated as of the Closing Date, substantially in the form attached hereto as Exhibit A.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contingent Payment” means (i) with respect to Milestone A, $[***] million, (ii) with respect to Milestone B, $[***] million, (iii) with respect to each of Milestone C and Milestone D, $[***] million, (iv) with respect to Milestone E, $[***] million, and (v) with respect to the Milestone F, $[***] million.

“Eligible Calendar Year” means (i) with respect to Milestone A, the calendar years ended December 31, 2014 and December 31, 2015, (ii) with respect to Milestone B, the calendar years ended December 31, 2014, December 31, 2015 and December 31, 2016, and (iii) with respect to each other Milestone, any calendar year during the Earn-Out Period.

“Environmental Law” means any Applicable Law relating to the protection of the environment or the handling, treatment, storage, disposal or release of hazardous substances, wastes or materials.

“Environmental Liabilities” means any and all liabilities or obligations of Seller arising in connection with or relating to the Transferred Assets, the manufacturing or packaging of the Product or any activities or operations occurring or conducted at the Real Property, which arise under any Environmental Law, in each case solely to the extent relating to actions occurring or conditions existing prior to the Closing Date (except to the extent exacerbated by actions or inactions by or on behalf of Buyer and its Affiliates).

“FDA Act” means the Food, Drug and Cosmetics Act of 1938.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental or regulatory authority, department, court, agency or official, including any political subdivision thereof.

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Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property Rights” means all: (i) trademarks, service marks, domain names, logos, trade dress, and trade names, all applications and registrations for the foregoing, in any jurisdiction, and all goodwill associated therewith (“Marks”); (ii) patents and patent applications registered or applied for in any jurisdiction, including any continuations, continuations-in-part, divisionals, extensions, renewals, reissues, patents of addition, registrations, confirmations, supplementary protection certificates, term extensions (under Applicable Law), reexaminations or substitutions thereof; (iii) trade secrets, confidential proprietary information, inventions and know-how; and (iv) copyrights and all registrations therefor.

“knowledge of the Seller Parties”, “Seller Parties’ knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the individuals specified in Schedule 1.01(a)(i) of the Seller Disclosure Schedule, without any inquiry or investigation other than reasonable inquiry by such individual of such individual’s direct reports.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Material Adverse Effect” means an occurrence, change or event which (x) has had or would reasonably be expected to have a material adverse effect on the Business, the Transferred Assets and the Product (including the revenues and profits relating to the Product, and the manufacture, distribution and sale of the Product) taken as a whole or (y) prevents, materially delays or materially impacts the Seller Parties’ ability to consummate the transactions contemplated by this Agreement, except in the case of clause (x) any such effect resulting from or arising in connection with (i) temporary disruptions resulting from the negotiation, execution, delivery, public announcement or pendency of this Agreement or the transactions contemplated hereby (including any potential or actual disruptions of customer demand or purchase orders, or relationships with employees, customers, business partners, suppliers or other constituencies of Seller resulting from the public announcement of this Agreement or the transactions contemplated hereby), (ii) changes or conditions affecting the industry or market in which the Business operates, (iii) any change in Applicable Law or policies, mandates, guidelines or other requirements of any Governmental Authority or the enforcement or interpretation thereof (including with respect to any guidelines issued by the Centers for Medicare and Medicaid Services ), (iv) changes in GAAP or regulatory accounting principles, (v) changes in regulatory or political conditions generally, (vi) changes or developments in financial, banking or securities markets, (vii) acts of war, sabotage, terrorism or natural disasters, (viii) any failure by Seller to meet its financial projections for the Business; provided that this clause (viii) shall not preclude any underlying cause

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of such failure from constituting a Material Adverse Effect (but only to the extent such underlying cause is not otherwise excepted from the definition of “Material Adverse Effect”), (ix) any action taken (or omitted to be taken) at the written request of Buyer, or (x) any action taken by the Seller Parties that is expressly required by this Agreement; provided, however, in case of clauses (ii), (iii), (v) and (vi), only to the extent such change or development does not have a materially disproportionate adverse effect on the Business relative to similarly situated participants operating in the same industry or market as the Business (it being understood that in no event shall any such change or development that does not have a materially disproportionate adverse effect on the Product relative to Buyer’s Apligraf product (as a treatment of diabetic foot ulcers) be considered to be a “materially disproportionate adverse effect” for purposes of this proviso).

“Milestone A” means the achievement of $70.0 million of Net Revenue for any Eligible Calendar Year for such Milestone.

“Milestone B” means the achievement of $[***] million of Net Revenue for any Eligible Calendar Year for such Milestone.

“Milestone C” means the achievement of $[***] million of Net Revenue for any Eligible Calendar Year for such Milestone.

“Milestone D” means the achievement of $[***] million of Net Revenue for any Eligible Calendar Year for such Milestone.

“Milestone E” means the achievement of $[***] million of Net Revenue for any Eligible Calendar Year for such Milestone.

“Milestone F” means the achievement of $250.0 million of Net Revenue for any Eligible Calendar Year for such Milestone.

“Milestones” means Milestone A, Milestone B, Milestone C, Milestone D, Milestone E and Milestone F.

“Net Revenue” means the gross amounts invoiced for sales by or on behalf of Buyer and its Affiliates and its and their licensees and sublicensees (each such Person, a “Selling Person”) for sales of the Product to third parties in bona fide, arm’s length transactions, less the following to the extent actually incurred, allowed, paid, accrued, specifically allocated, or included in the gross amounts invoiced with respect to such sales to third parties and not otherwise received, recovered by or reimbursed to any Selling Person:

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Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

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(A) trade, quantity and cash discounts or rebates actually allowed and taken, provided that such discounts or rebates are not applied disproportionately to the Product as compared with similar products of the Selling Person, including those granted for rejected, damaged and recalled goods;

(B) tax, tariff or customs duties or other duties or government charges (other than income tax) levied on the sale, transportation or delivery of the Product to the extent not reimbursed or paid for by third parties; and

(C) adjustments, allowances, credits, fees, reimbursements, chargeback payments and rebates (or the equivalent thereof) for the Product granted to group purchasing organizations or other buying groups, managed health care organizations, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), third party health care administrators or patient assistance or other similar programs, or to federal, state/provincial, local and other governments, including their agencies, or to wholesalers, distributors or other trade customers.

Net Revenue shall be calculated in accordance with GAAP, and to the extent in conformity with GAAP, in accordance with Buyer’s usual and customary accounting practices, methodologies and principles, consistently applied.

The transfer of any Product by a Selling Person to another Selling Person shall be excluded from the computation of Net Revenue (except where such other Selling Person is a commercial end-user of the Product), but the resale of such Product by any Selling Person to third parties for commercial use shall be included within the computation of Net Revenue. In the case of any sale for value, such as barter or counter-trade, of any Product, or part thereof, other than in an arm’s length transaction exclusively for cash, the Net Revenue amount shall be deemed to be the Net Revenue at which substantially similar quantities of such Product are sold for cash in an arm’s length transaction in the relevant country or, if there are no such sales, the then fair market value of the applicable Product in the relevant country assuming it had been sold in substantially similar quantities.

For the avoidance of doubt, the following shall not be included within any computation of Net Revenue: (i) disposal of any Product for, or use of any Product in, clinical trials, as free samples, or under compassionate use, patient assistance, named patient or test marketing programs or non-registrational studies or other similar programs or studies where Product is supplied or delivered without charge by a Selling Person, (ii) any Product donated by any Selling Person to non-profit institutions or government agencies for a non-commercial purpose, (iii) any free Product that is supplied to a third party in conjunction with the offer for sale or sale of any Product (such free Product being in an amount customary in the industry), but solely with respect to such free

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Product, and (iv) the use of any Product by any Selling Person for research and development purposes.

If any Product is sold as part of a Combination Product, the Net Revenue for such Product sold as part of a Combination Product, for the purposes of determining whether a Milestone has been met in any period, shall be determined by multiplying the Net Revenue of such Combination Product (replacing “Product” with “Combination Product” in the definition of Net Revenue above), during the applicable period, by the fraction, A/(A+B), where A is the average per unit sale price of such Product when sold separately as a standalone Product in finished form in the country in which the Combination Product is sold and B is the average per unit sale price of the other products contained in the Combination Product when sold separately as standalone products in finished form in the country in which the Combination Product is sold, in each case during the applicable period or, if sales of such standalone Product did not occur in such period, then in the most recent period in which arm’s length fair market sales of such Product, as applicable, occurred. If such average sale price cannot be determined for such Product or any of the other products for the purposes of determining whether a Milestone has been met in any period, the Net Revenue amount shall be mutually agreed upon by the parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld, conditioned or delayed. “Combination Product” means a product containing both a Product and one or more other products or a product in which both a Product and one or more other products are packaged.

Whenever conversion from any foreign currency shall be required for the purposes of calculating Net Revenue, the amount of such sales in foreign currencies shall be converted into U.S. dollars using the exchange rate for the relevant month, which shall be the last price rate of exchange for such currencies on the last Business Day of the immediately preceding calendar month as published on Bloomberg page FXC (or such other publication as may be agreed to between Buyer and Parent from time to time) (the “Monthly Rate”).

“Packaging Materials” collectively means and includes any prescription information (including labeling and package inserts, indications and safety instructions), packaging (including any boxes or other containers) and similar materials relating to the packaging of the Product.

“Permitted Liens” means (i) Liens for Taxes, assessments or governmental charges or levies not yet due and payable or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the books of a Seller Party, (ii) carriers’, warehousemen’s, materialmen’s, contractor’s, workmen’s, repairmen’s and mechanics’ Liens and other similar Liens arising or incurred in the ordinary course of business which secure payment of Liabilities not more than 30 days past due or which are being contested in good faith, (iii) any restrictions, limitations or conditions contained in the Contracts, (iv) Liens disclosed on Schedule 1.01(a)(ii) of the Seller Disclosure Schedule, (v) Liens that will be released at or prior to the Closing and (vi) any other Liens affecting the Transferred

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Assets which do not and will not impede the ownership or operation or detract from the value of such Transferred Assets, taken as a whole, in any material respect.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Authority, a trust or other entity or organization.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that commences before but ends after the Closing Date, the portion of such Tax period after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Promotional Materials” collectively means and includes any materials, including any sales, promotional and marketing materials, advertising and display materials, Product literature, stationary, training materials in whatever medium (e.g., audio, visual, print) and similar materials (other than Packaging Materials) relating to the marketing and promotion of the Product.

“PMA” means a Premarket Approval Application as defined under the FDA Act.

“Safety Data Transitional Agreement” means the Safety Data Transitional Agreement dated as of the Closing Date between Seller and Buyer, substantially in the form attached as Exhibit B.

“Secondment Agreement” means the Secondment Agreement dated as of the Closing Date between Seller and Buyer, substantially in the form attached as Exhibit C.

“Seller Disclosure Schedule” means the disclosure schedule attached hereto as Annex A.

“Subsidiary” means, with respect to any Person, any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) 50% or more of the equity interests are at the time directly or indirectly owned by such Person.

“Tax” means any U.S. federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or other like assessment or charge of any kind whatsoever imposed by any Governmental Authority, together with any interest, penalty, addition to tax or additional amount, whether disputed or not, and any liability for any of the foregoing as a transferee or successor.

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“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated Tax or information return or report) filed or required to be filed with any Taxing Authority, including any amendment thereof and including information returns or reports with respect to backup withholding and other payments to third parties.

“Taxing Authority” means any Governmental Authority responsible for the imposition, administration or collection of Taxes.

“Transaction Documents” means (i) this Agreement, (ii) the Assignment and Assumption Agreement, (iii) the Safety Data Transitional Agreement and (iv) the Secondment Agreement.

“Transfer Tax” means any excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Tax, and any levies, charges and fees, including any penalties and interest, thereon.

(b)      Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2012 Sales Statement	3.05
2013 Interim Sales Statement	3.05
Agreement	Preamble
Apportioned Obligations	7.02
Assumed Liabilities	2.03
Business	Preamble
Buyer	Preamble
Buyer Fundamental Representations	8.01
Buyer Indemnified Parties	8.02
Buyer Material Adverse Effect	4.01
Buyer’s Property	5.03
Cap	8.02
Closing	2.07
Combination Product	1.01
Competing Business	5.14
Confidentiality Agreement	5.07
Contingent Consideration Statement	2.10
Contracts	2.01
Current Representation	5.13
Damages	8.02
Deductible	8.02
Designated Person	5.13
Diligent Efforts	2.10
DOJ	3.17
Earn-Out Period	2.10
Excess Milestone Set-Off Amount	8.08

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Term	Section
Excluded Assets	2.02
Excluded IT Assets	5.15
Excluded Liabilities	2.04
FTC	3.17
Hired Employees	Article 6
Indemnified Party	8.03
Indemnifying Party	8.03
Independent Auditor	2.10
Marks	1.01
Milestone Set-Off	8.08
Monthly Rate	1.01
Parent	Preamble
Post-Closing Representation	5.13
Post-Closing Tax Period	7.02
Potential Contributor	8.06
Product	Preamble
Product Transfer	2.10
Product Inventory and Supplies	2.01
Purchase Price	2.06
Real Estate Access Term	5.03
Real Property	2.01
Regulatory Bodies	3.17
Restricted Person	5.14
Sales Statements	3.05
Seller	Preamble
Seller Indemnified Parties	8.02
Seller Marks	2.02
Seller Parties	Preamble
Seller Party Fundamental Representations	8.01
Selling Person	1.01
Shipped Products	2.04
Space	5.03
Specified Business Employees	5.08
Tax Benefit	8.05
Tax Claim	8.03
Third Party Claim	8.03
Transferred Assets	2.01
Transferred Books and Records	2.01
Transferred Intellectual Property Rights	2.01
Transferred Product Registrations	2.01
Warranty Breach	8.02

Section 1.02.      Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

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The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed to refer to such statute or law as amended from time to time and also to include any and all Applicable Laws. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2
PURCHASE AND SALE

Section 2.01.      Purchase and Sale.  Except as otherwise provided below, upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase from Seller and Seller agrees to (and Parent agrees to cause Seller to) sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller’s right, title and interest in, to and under the Transferred Assets. The term “Transferred Assets” shall mean the following assets, properties and rights of Seller as of the Closing:

(a)      all Intellectual Property Rights which are owned by Seller and listed in Schedule 2.01(a) of the Seller Disclosure Schedule (the “Transferred Intellectual Property Rights”);

(b)      any Product inventory held by Seller and any Packaging Materials, raw materials, work-in-process, finished goods or other similar supplies held for use by Seller exclusively for the operation of the Business as currently conducted (the “Product Inventory and Supplies”);

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(c)      any and all regulatory files (including correspondence with regulatory authorities) primarily relating to the Transferred Assets or the operation of the Business as currently conducted, in each case only to the extent transferable in light of legal, contractual and regulatory considerations (and except for safety and adverse event data that shall be transferred in accordance with the Safety Data Transitional Agreement); provided, however, that the Seller Parties shall have the right to retain copies for its compliance records of any such regulatory files; and provided, further, that with respect to any regulatory files that do not relate solely to the Transferred Assets or the Assumed Liabilities or are also required for the operation of the Excluded Assets or relate to the Excluded Liabilities, Seller may retain the originals of such regulatory files and deliver, or cause to be delivered, copies thereof to Buyer and redact from any such regulatory files any information that is not related to the Transferred Assets or the Assumed Liabilities;

(d)      subject to Section 5.11, the registrations, applications, approvals, licenses and permits granted by Governmental Authorities to develop and market the Product and listed in Schedule 2.01(d) of the Seller Disclosure Schedule (the “Transferred Product Registrations”); provided, however, that the Seller Parties shall have the right to retain copies for its compliance records of any such registrations, applications, approvals, licenses and permits;

(e)      the leases of, and other interests in, the real property (including buildings, fixtures and improvements erected thereon) listed in Schedule 2.01(e) of the Seller Disclosure Schedule (the “Real Property”);

(f)      subject to Section 2.05, all of the contracts and agreements listed in Schedule 2.01(f) of the Seller Disclosure Schedule (the “Contracts”);

(g)      subject to Section 2.05, the insurance policy relating to the Transferred Assets listed in Schedule 2.01(g) of the Seller Disclosure Schedule and all claims, credits, causes of action or rights thereunder;

(h)      all customer and sales information (including past, current and prospective customer and supplier lists with telephone and facsimile numbers and email addresses if applicable) and research data exclusively related to the Product and in the possession of Seller, in each case only to the extent transferable in light of legal, contractual and practical considerations, and, subject to Section 5.04 and Section 5.05, all Promotional Materials used in the Business as of the date hereof; provided, however, that the Seller Parties shall have the right to retain copies for its compliance records of any such information and data;

(i)      subject to Section 2.02(d), copies of all books, records, files and papers, whether in hard copy or computer format, primarily related to the Transferred Assets or the operation of the Business as currently conducted  and in the possession of Seller, including those containing information regarding manufacturing processes, product development and clinical studies with respect to the Product, in each case only to the extent transferable in light of legal, contractual and practical considerations (and except

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for safety and adverse event data that shall be transferred in accordance with the Safety Data Transitional Agreement) (the “Transferred Books and Records”); provided, however, that the Seller Parties shall have the right to retain originals of all such books, records and other data that are part of the Transferred Assets; provided, further, that with respect to any portions of the Transferred Books and Records that do not relate solely to the Transferred Assets or the Assumed Liabilities or are also required for the operation of the Excluded Assets or relate to the Excluded Liabilities, Seller may redact from any such Transferred Books and Records any information that is not related to the Transferred Assets or the Assumed Liabilities; and provided, further, to the extent the delivery of any Transferred Books and Records is not reasonably practicable at the Closing, the Seller Parties will have up to 10 Business Days following the Closing to deliver such Transferred Books and Records to Buyer;

(j)      all accounts receivable due and owing by any third party to Seller (for the avoidance of doubt, together with the associated risk of loss of uncollectable accounts receivable and excluding any related lock-box accounts);

(k)      any and all prepaid assets with respect to any other Transferred Assets;

(l)      copies of:

(i)      such portions of any Tax Returns, and any such Tax records of Seller prepared in support thereof and in the possession of Seller or any of its Affiliates, to the extent related to the Transferred Assets or the Assumed Liabilities; and

(ii)      such portions of any pro forma Tax Returns with respect to Seller as a member of any affiliated, consolidated, combined or unitary group (including any affiliated group of corporations as defined in Section 1504(a) of the Code) in which Parent is also a member, to the extent related solely to the Transferred Assets or the Assumed Liabilities, and any such Tax records of any Seller Party prepared in support thereof, in each case for Tax years ending in 2010, 2011 and 2012; and

(m)        any other assets listed in Schedule 2.01(m) of the Seller Disclosure Schedule.

Section 2.02.      Excluded Assets.  Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Buyer, and the Seller Parties shall retain all right, title and interest to, in and under the Excluded Assets. The term “Excluded Assets” shall mean all assets, properties, interests and rights of the Seller Parties and any of their respective Affiliates other than the Transferred Assets.  For the avoidance of doubt, the Excluded Assets shall include (but are not limited to):

(a)      all cash and cash equivalents on hand and in banks and investments held by Seller;

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(b)      the Marks owned by or licensed to the Seller Parties or their Affiliates except for the Marks listed in Schedule 2.01(a) of the Seller Disclosure Schedule (the “Seller Marks”);

(c)      all other Intellectual Property Rights owned by or licensed to the Seller Parties or its Affiliates, except for the Transferred Intellectual Property Rights;

(d)      (i) all books, records, files and papers, whether in hard copy or computer format, (A) prepared in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, (B) prepared and maintained by any Seller Party, including all regulatory files (including correspondence with regulatory authorities), market research data, and marketing data, that are not primarily related to the operation of the Business as currently conducted, (C) relating to employees of the Seller Parties or their respective Affiliates, (D) that are laboratory notebooks or (E) that are Excluded IT Assets and (ii) all minute books and corporate records of the Seller Parties and their respective Affiliates;

(e)      the property and assets listed in Schedule 2.02(e) of the Seller Disclosure Schedule;

(f)      all rights of the Seller Parties arising under this Agreement or the Assignment and Assumption Agreement or the transactions contemplated hereby or thereby;

(g)      except as specified in Section 2.01(f), all rights under the Seller Parties’ and their Affiliates’ insurance policies or self-insurance that relate to the Business;

(h)      all accounting goodwill related to the Business;

(i)      except as specified in Section 2.01(h), all Promotional Materials; and

(j)      all privileged or confidential communications between any Seller Party and its Affiliates and its and their respective attorneys, and any other privileged documents.

Section 2.03.      Assumed Liabilities.  (a) Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume, pay, perform and discharge as they become due, all of the following Liabilities of the Seller Parties and their respective Affiliates solely to the extent such Liabilities are required to be satisfied, paid, performed or discharged after the Closing Date (collectively, the “Assumed Liabilities”):

(i)        all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property that resulted from the use or misuse of the Product or otherwise related to the Product (including any action, suit, investigation or proceeding relating to any such Liabilities) shipped or sold after the Closing;

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(ii)       except to the extent that they constitute Excluded Liabilities pursuant to Section 2.04(a), all Liabilities arising out of or relating to the return of any Product after the Closing;

(iii)       all Liabilities arising under the Contracts, except for any Liabilities under a Contract arising from a breach of, or default under, such Contract by Seller prior to the Closing;

(iv)      except to the extent they constitute Excluded Liabilities pursuant to Section 2.04(a), all other Liabilities of whatever kind and nature, whether primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating directly or indirectly to, the Transferred Assets or the operation of the Business, or the ownership, sale or lease of any of the Transferred Assets, but only to the extent such Liabilities relate to actions, omissions, occurrences or events following the Closing (which, for the avoidance of doubt, shall include any such Liabilities arising out of or relating directly or indirectly to the continuation by Buyer following the Closing of any policies, practices, methods, procedures, conduct or activities of Seller prior to the Closing, for which Buyer shall be solely responsible);

(v)       all Liabilities arising from or relating to Buyer’s use of (or inability to use) the Space pursuant to Section 5.03;

(vi)      all Liabilities arising from or relating to Buyer’s use of the Promotional Materials included in the Transferred Assets pursuant to Section 5.05;

(vii)      all Liabilities to customers under purchase orders made in the ordinary course of the sale and marketing of the Product consistent with past practice for any Product that has not been shipped prior to the Closing; and

(viii)     any other Liability listed in Schedule 2.03(a)(viii) of the Seller Disclosure Schedule.

(b)      Buyer and the Seller Parties hereby agree to reimburse one another, U.S. dollar for dollar, in the event that (i) any of Seller’s or Buyer’s customers, respectively, or their respective Affiliate’s customers, offset, against accounts payable by such customer to Seller or Buyer or their respective Affiliates, the cost of any Product returned by such customer, or (ii) Seller or Buyer or their respective Affiliates are required to issue a credit for the account of, or reimburse, any customer for returns, in each case which are the responsibility of the other party hereto pursuant to Section 2.03(a)(ii) and Section 2.04(a).  Buyer and the Seller Parties hereby agree to, and to cause their respective Affiliates to, provide notice to one another of any such offset, issuance of credit or reimbursement for which such party or its Affiliate is entitled to be reimbursed pursuant to this Section 2.03(b).  Payment shall be made promptly following receipt of notice of any such offset by or issuance of a credit to a customer (together with supporting documentation).  Following the Closing, Buyer and the Seller Parties shall cooperate to ensure that a

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customer does not offset returns of any Product against Seller (or any of its Affiliates) and Buyer (or any of its Affiliates).  Seller shall promptly reimburse Buyer for the cost of goods associated with any Product constituting Product inventory transferred to Buyer pursuant to Section 2.01(b) that is on consignment to the Department of Veterans Affairs (the “VA”) and is returned by the VA after the Closing.  Reimbursement of such amount shall be made promptly by Seller to Buyer following receipt of notice of any such Product returned by the VA (together with supporting documentation).

Section 2.04.        Excluded Liabilities.  Notwithstanding any provision in this Agreement to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of any Seller Party or its Affiliates of whatever nature, whether presently in existence or arising hereafter.  All such other Liabilities shall be retained by and remain Liabilities of such Seller Party or its Affiliates.  The term Excluded Liabilities shall mean all Liabilities of the Seller Parties or any of their respective Affiliates other than the Assumed Liabilities.  For the avoidance of doubt, the Excluded Liabilities shall include (but are not limited to):

(a)      all Liabilities arising out of or relating to the return of any Product shipped by Seller to a third party prior to the Closing (which, for the avoidance of doubt, shall include any such Product that is reflected in the accounts receivable transferred to Buyer pursuant to Section 2.01(j))  (“Shipped Product”) but only if (i) such return is in accordance with Seller’s written return policy as in effect on the date hereof, which policy is set forth on Schedule 2.04(a) of the Seller Disclosure Schedule, or (ii) Buyer provides reasonable evidence indicating that the customer returning such Shipped Product believes it is entitled to such return;

(b)      subject to Section 2.03(a)(i), all Liabilities arising out of any action, suit, investigation or proceeding before any court or arbitrator or any other Governmental Authority solely to the extent arising out of actions, omissions or events occurring prior to the Closing Date relating to the Business or the Transferred Assets, including with respect to matters set forth on Schedule 2.04(b) of the Seller Disclosure Schedule;

(c)      any Liability under Seller’s employee benefits or compensation arrangements, plans or agreements, or otherwise with respect to any employee or former employee of Seller or any of its Affiliates relating to any period of employment with Seller or any of its Affiliates, or any Liability under Seller’s or its Affiliate’s severance plans or policies (including without limitation the plans listed on Schedule 2.04(c) of the Seller Disclosure Schedule);

(d)      any Environmental Liabilities;

(e)      all accounts payable arising prior to the Closing and due and owing by Seller to any third party;

(f)      any and all Liabilities of the Seller Parties for Taxes, including (i) any Taxes arising as a result of the operation of the Business or the leasing, ownership, operation or use of the Transferred Assets prior to the Closing, (ii) all Transfer Taxes

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incurred in connection with the transactions contemplated by this Agreement, and (5) Apportioned Obligations apportioned to the Pre-Closing Tax Period pursuant to Section 7.02(b); and

(g)      any Liability relating to an Excluded Asset.

Section 2.05.       Assignment of Contracts and Rights.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of Buyer or the Seller Parties thereunder or be contrary to Applicable Law. The Seller Parties and Buyer shall use their commercially reasonable efforts (but without any requirement to pay money or offer other consideration to any Person) to obtain the consent of any applicable third party to the assignment of any such Transferred Asset or such claim, right or benefit. If any such consent or approval is not obtained, the Seller Parties and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the Liabilities under such Transferred Asset in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which the Seller Parties would exercise (at the reasonable direction of Buyer) for the benefit of Buyer, with Buyer assuming such Seller Party’s obligations, any and all rights of the Seller Parties (including, if applicable, the right to elect to terminate such Transferred Asset in accordance with the terms thereof upon Buyer’s request). Each Seller Party shall promptly pay to Buyer when received all monies received by such Seller Party under any such Transferred Asset or any claim, right or benefit arising thereunder, except to the extent the same represents an Excluded Asset. The Seller Parties shall have no obligation to obtain such consent or approval or to provide such an alternative arrangement other than the undertaking to use commercially reasonable efforts to obtain or provide the same as set forth in this Section 2.05, subject only to the other provisions hereof, and shall have no remedy (including under Article 8) for failure of the Seller Parties to obtain any such consent or approval or to provide any such alternative arrangement (subject only to the other provisions hereof).  To the extent that, in connection with obtaining a third party’s consent under any Transferred Asset, one or more of the parties hereto enter into an agreement with such third party that provides for an allocation of liability among the parties hereto with respect to such Transferred Asset that is inconsistent with the terms of this Agreement, the parties agree that, as among themselves, the provisions of this Agreement shall control.

Section 2.06.      Purchase Price.  The purchase price for the Transferred Assets is (i) $1.00, which shall be paid as provided in Section 2.07, plus (ii) the aggregate of any and all Contingent Payments required to be paid pursuant to Section 2.10 (the “Purchase Price”).

Section 2.07.      Closing.  The closing (the “Closing”) of the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities hereunder shall take place at 11:59 p.m. New York time at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, on the date hereof. At the Closing:

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(a)      Buyer shall deliver, or cause to be delivered, to Seller $1.00.

(b)      Seller and Buyer shall deliver, or cause to be delivered, to the other party counterparts to each other Transaction Document duly executed by such party.

(c)      Buyer shall deliver, or cause to be delivered, to Parent all documents that Parent may reasonably request relating to the existence of Buyer and the authority of Buyer to execute and deliver this Agreement and consummate the transactions contemplated hereby.

(d)      The Seller Parties shall deliver, or cause to be delivered, to Buyer the following:

(i)      such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Transferred Assets and to evidence the assumption by Buyer of the Assumed Liabilities in accordance with the terms hereof, in each case duly executed by the applicable Seller Parties; and

(ii)      the FIRPTA affidavit specified in Section 7.03.

Section 2.08.      Purchase Price Allocation.  The Seller Parties and Buyer agree that, after Closing, they will negotiate in good faith to agree on a written allocation of the Purchase Price (increased to include, to the extent properly taken into account for Tax purposes, the Assumed Liabilities) among the Transferred Assets in accordance with Section 1060 of the Code (and any similar provision of state, local or foreign Tax law), which, in the case of the Contingent Payments, may be in the form of an agreement on the principles by which any Contingent Payment, if made, shall be incrementally allocated among the Transferred Assets (any such agreed allocation, the “Agreed Allocation”).  The Seller Parties and Buyer agree to (i) be bound by any Agreed Allocation, and (ii) act in accordance with any Agreed Allocation in the preparation, filing and audit of any Tax return (including filing IRS Form 8594), unless otherwise required by Applicable Law.  Not later than 30 days prior to the filing of their respective IRS Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of the IRS Form 8594 such party proposes to file.

Section 2.09.      Wrong Pocket Assets.  If at any time or from time to time after the Closing Date, (i) a Seller Party, on the one hand, or Buyer, on the other, shall receive or otherwise possess any asset (including cash) that should belong to Buyer, on the one hand, or a Seller Party, on the other, pursuant to this Agreement (other than any Excluded IT Assets), such Person shall promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto.  If at any time or from time to time after the Closing Date, Buyer shall obtain access to or otherwise come into possession of any Excluded IT Assets, Buyer shall promptly return, or cause to be returned, such Excluded IT Assets in accordance with Section 5.15. Prior to any such transfer in accordance with this Section 2.09 or Section 5.15, the Person receiving or possessing such asset shall hold such asset

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in trust for such other Person.  Without limiting the foregoing, in the event any Seller Party receives payment in respect of any accounts receivable of Seller (including payment to any lock-box account maintained by Seller prior to the Closing for such purpose), the Seller shall deliver such payments to an account designated in writing by Buyer by wire transfer of immediately available funds, such payments (if any) to be made by Seller on a weekly basis, net of any payment by Seller, at the instruction of Buyer, of any accounts payable arising at or after the Closing.  The Seller Parties shall maintain all such lock-box accounts for a period of six months following the date hereof.

Section 2.10.      Contingent Payments.

(a)      Determination of Contingent Payments.  With respect to each of the five consecutive calendar years beginning with the calendar year ending December 31, 2014 (all such calendar years, collectively, the “Earn-Out Period”), in the event one or more Milestones are achieved in such calendar year (and provided, subject to the parenthetical in the next sentence, that such calendar year is an Eligible Calendar Year for such Milestone or Milestones), Seller shall be eligible to receive in respect of such calendar year only the highest Contingent Payment applicable to any of the Milestones achieved during such calendar year that has not previously been paid pursuant to this Section 2.10.  In the event more than one Milestone is achieved with respect to any calendar year, the Milestone or Milestones in respect of which no Contingent Payment was made for such calendar year in accordance with the immediately preceding sentence shall become payable in a subsequent calendar year during the Earn-Out Period (whether or not such calendar year is an Eligible Calendar Year for such Milestone) if the Net Revenue threshold applicable to such Milestone is achieved in such subsequent year, subject to the achievement of any other Milestone in such calendar year and the associated payment of a greater Contingent Payment in respect of such other Milestone in accordance with the preceding sentence.  For the avoidance of doubt, only one Contingent Payment shall be payable in respect of any one calendar year and the Contingent Payment applicable to each Milestone shall become payable only once, if at all.

(b)      Contingent Consideration Statement.  Not later than the 60th day following the end of each of the first three calendar quarters during the Earn-Out Period, and not later than the 90th day following the end of the fourth calendar quarter of each year during the Earn-Out Period, Buyer shall prepare and deliver to Seller a reasonably detailed statement (each, a “Contingent Consideration Statement”) setting forth (A) the Net Revenue for, and number of units of Product sold during, the applicable calendar quarter and each prior calendar quarter, if any, for the applicable calendar year, (B) the “gross to net” adjustments with respect to the calculation of Net Revenue for such calendar quarter and each prior calendar quarter, if any, for the applicable calendar year, including the individual components of the calculation, as described in the definition of “Net Revenue”, and (C) in the case of a Contingent Consideration Statement for the fourth quarter of any calendar year, (i) which eligible Milestones were achieved during such calendar year, if any, (ii) the amount of the Contingent Payment payable in respect of such calendar year, if any, and (iii) the amounts thereof, if any, that Buyer elects to offset against the Contingent Payment at such time in accordance with Section 8.08.

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(c)      Records; Audit Right.  Buyer shall, from the Closing Date until the date that is two years following the end of each calendar year during the Earn-Out Period, keep accurate books of all accounts and other records in sufficient detail so that the Contingent Payments payable under this Agreement can be properly and fully ascertained.  Buyer shall, at the request of Seller, permit a nationally recognized registered independent auditor in the United States selected by Seller and reasonably acceptable to Buyer (the “Independent Auditor”) to review during ordinary business hours and upon no less than 30 days’ prior written notice to Buyer such books and records as may be necessary to determine the accuracy of any Contingent Consideration Statement for the fourth quarter of any calendar year or to obtain information as to Contingent Payments paid or payable pursuant to the terms of this Agreement.  The Independent Auditor shall be obligated to execute a confidentiality agreement in form and substance reasonably satisfactory to Buyer prior to commencing any such inspection; provided that the Independent Auditor shall be permitted to disclose to Seller (i) whether the Independent Auditor believes it has been provided reasonable access to the relevant books and records to conduct an audit and inspection in accordance with this Section 2.10(c), and if not, the nature of any deficiencies in such access, (ii) any differences between the Independent Auditor’s findings regarding Net Revenue and the calculations of Net Revenue set forth in any applicable Contingent Consideration Statement for the fourth quarter of the applicable calendar year and (iii) which Milestones, if any, were met with respect to such calendar year.  Such inspections may be made no more than once each calendar year and during normal business hours. The books and records for any particular calendar year shall be subject to no more than one inspection, and in no event shall any inspection be initiated with respect to any calendar year more than two years following the end of such calendar year.  The Independent Auditor shall send a copy of its written reports to Buyer at the same time it is sent to Seller. Seller shall be responsible for the fees and expenses of the Independent Auditor; provided, however, that Buyer shall reimburse Seller in full for all such costs and expenses of the Independent Auditor if the Independent Auditor determines that the Contingent Payment paid hereunder is less than the amount actually owed for the relevant period of the audit or if any Milestone were achieved in the applicable calendar year that was not set forth on the applicable Contingent Consideration Statement. Subject to the foregoing, Buyer shall pay to Seller any shortfall (together with interest in accordance with Section 2.10(d)(ii)) and, if applicable, the costs and expenses of the Independent Auditor, within 10 Business Days following the conclusion of the audit.

(d)      Delivery of Contingent Payments.

(i)        If any Contingent Payment is payable with respect to any calendar year pursuant to this Section 2.10, Buyer shall, within 90 days after the end of such calendar year, pay, or cause to be paid, to Seller or its designee, by wire transfer of immediately available funds to an account designated by Seller or its designee an amount equal to (A) the amount of such Contingent Payment, less (B) the amount which Buyer elects to offset against such Contingent Payment at such time in accordance with Section 8.08.

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(ii)       Any past due amount of any Contingent Payment payable by Buyer hereunder will bear interest compounded monthly at a per annum rate of the then prevailing U.S. Prime Rate as published by the Wall Street Journal plus 7% (calculated at a rate per annum based upon the actual number of days elapsed over a year of 360 days) from and after the date such Contingent Payment was due until such amount is paid in full.

(iii)       Notwithstanding anything herein to the contrary, solely for purposes of the calendar year ended December 31, 2014, the amount of each Contingent Payment payable in such calendar year and the Net Revenue threshold applicable to each Milestone for such calendar year shall, in each case, be pro-rated based on the number of days remaining in 2014 from and after the Closing Date as compared to 365.

(e)      Buyer Obligations.  (i) Buyer shall use Diligent Efforts to achieve each of the Milestones as promptly as practicable during the Earn-Out Period.  “Diligent Efforts” means, with respect to the Product as of any time, using a level of efforts and employing a level of resources to develop and commercialize the Product that is at least comparable in the aggregate to the level of efforts and resources then being used and employed by Buyer and its Affiliates and their respective licensees and sublicensees to develop and commercialize Buyer’s Apligraf product, except to the extent (and only to the extent) that the then applicable regulatory environment applicable to, and profitability (taking into account the contingent obligations of Buyer to make the Contingent Payments hereunder) of, the products (including pricing and reimbursement status achieved), and other relevant factors, including technical, commercial, legal, scientific and/or medical factors, would reasonably be expected to justify a materially different level of efforts and resources between the products due to differences in the products.  For the avoidance of doubt (and without limiting the exception in the preceding sentence), this Section 2.10(e) does not require Buyer to develop or commercialize the Product and Buyer’s Apligraf product in an identical or even similar manner or to sell the products at identical or even similar prices, so long as the resources and efforts used and employed to develop and commercialize the Product is at least comparable in the aggregate to the efforts used and employed with respect to Buyer’s Apligraf product, taking into account the aforesaid factors.  It is understood that the level of efforts and resources required to be expended pursuant to this Section 2.10(e) may change over time.  Without limiting the foregoing, Buyer and its Affiliates shall not take or authorize any action designed to avoid or circumvent the achievement of any Milestone, including engaging in any program, activity or other action (which would include, for the avoidance of doubt, the diversion of sales of the Product to Buyer’s Apligraf product) with the specific intent of reducing the amount of Net Revenue in any calendar year.  Subject to the foregoing, from and after the Closing, Buyer shall, in its sole and independent discretion (and at its sole cost and expense), manage and control the Business and the Product and may, in its sole and independent discretion, discontinue the Business to the extent that such discontinuation is consistent with Buyer’s obligations to use Diligent Efforts hereunder.  It is understood and agreed that a Product Transfer (as defined below) will not relieve Buyer of its obligation under this Section 2.10(e)(i); provided, that for purposes of this Section 2.10(e)(i), the activities of Buyer and each

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transferee in a Product Transfer shall be attributed to Buyer for the purposes of determining Buyer’s satisfaction of the foregoing obligations. Notwithstanding the foregoing, no Seller Party shall have recourse in respect of any breach of this Section 2.10(e)(i) unless such Seller Party delivers written notice of such breach, describing such breach in reasonable detail, to Buyer and such breach remains uncured for a period of 20 days after the date such written notice is given to Buyer.

(ii)       Buyer and its Affiliates may not, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license or any other transaction or arrangement, sell, transfer, license, convey or otherwise dispose of all or a portion of their respective rights in and to any Product to a third party (other than Buyer or its Affiliates) (collectively, a “Product Transfer”), unless at all times after any such Product Transfer, Net Revenue by the applicable transferee will be reflected in Net Revenue in accordance with the terms hereunder as if such transferee was Buyer, and the contract for such sale, transfer, license, conveyance or other disposition (which Buyer shall take all reasonable actions necessary to enforce in all material respects) shall provide for such treatment and shall require the transferee to comply with the covenants in Section 2.10(c), Section 2.10(e)(i) and this Section 2.10(e)(ii), and to provide Buyer with all information necessary to calculate Net Revenue with respect to such Product.  For purposes of clarification, this Section 2.10(e)(ii) shall not apply to sales of Products made by Buyer or its Affiliates or ordinary course licensing arrangements between Buyer and its Affiliates, on the one hand, and third party licensees, distributors and contract manufacturers, on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing and selling Products and for which the gross amounts invoiced for sales of Products by the applicable third party licensee, distributor or contract manufacturer are recognized for accounting purposes as revenue of Buyer and its Affiliates.

(iii)       After the Closing, Buyer (or any of its permitted successors or assigns) shall not engage in any Product Transfer that would result in the sale, conveyance, transfer or other disposition of all or substantially all of Buyer’s and its Affiliates’ rights covering the Products to an unaffiliated third party, through one or more transactions or series of transactions, unless the transferee assumes and succeeds to all of the obligations of Buyer set forth in this Section 2.10 and prior to or simultaneously with such Product Transfer delivers to Seller an instrument of assumption for the benefit of Seller effecting such assumption and succession.  Any such Product Transfer will not release Buyer from its obligations under this Section 2.10.

(f)      Transfer of Right to Receive Contingent Payments. The right to receive the Contingent Payments or any portion thereof, if payable pursuant to the terms and conditions of this Agreement, may be sold, assigned or otherwise transferred (including any transfer by operation of law) by Seller to any Person, subject to the conditions set forth below. Seller will provide written notice to Buyer within 10 calendar days of any such sale, assignment or other transfer, and which written notice will include the name,

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contact, address and telephone number of any such purchaser, assignee or transferee, and written authorization to direct the payment of the Contingent Payments to such purchaser, assignee or transferee rather than Seller. Seller acknowledges that the right to receive the Contingent Payments is not a security, shall not be represented by a certificate or other instrument and shall not represent a security interest or an ownership interest in Buyer, its Affiliates or any of their respective assets.

(g)      Definition of Product.  For purposes of this Section 2.10 (and any definitions used in this Section 2.10), “Product” shall mean collectively, the Product and any alternate forms or formulations thereof developed after the Closing Date by Buyer or any of its Affiliates or any of their respective licensees or sublicensees based on or derived in any material respect from the Transferred Intellectual Property Rights.

Section 2.11.      Withholding.  Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable in respect of the Transferred Assets or any other payments contemplated by this Agreement such amount, if any, as Buyer determines in good faith is required to be deducted and withheld with respect to the making of such payment under Applicable Law, and to collect any necessary Tax forms for avoiding such withholding, including IRS Form W-9, or any similar information, from Seller and any other recipient of any payment hereunder.  To the extent that amounts are so withheld (or caused to be withheld), such withheld amounts shall be treated for all purposes as having been paid to Seller or such other recipient, as applicable, in respect of which such deduction and withholding was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Except as set forth in the Seller Disclosure Schedule, the Seller Parties jointly and severally represent and warrant to Buyer as of the date hereof that:

Section 3.01.      Existence and Power.  Each Seller Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate power and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be material to the Business, the Transferred Assets and the Product taken as a whole.

Section 3.02.      Authorization.  The execution, delivery and performance by each Seller Party of each Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, are within such Seller Party’s corporate powers and have been duly authorized by all necessary corporate action on the part of such Seller Party.  This Agreement constitutes, and upon the execution thereof, each other Transaction Document to which a Seller Party is a party, shall constitute, a valid and binding agreement of such Seller Party, enforceable against such Seller Party in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

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Section 3.03.      Governmental Authorization.  (a) The execution, delivery and performance by each Seller Party of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) with respect to the transfer of the Transferred Product Registrations and (ii) any such action or filing as to which the failure to make or obtain would not reasonably be expected to be material to the Business, the Transferred Assets and the Product taken as a whole.

(b)      Buyer acknowledges that no Seller Party has made, and no Seller Party is making, any representation or warranty, express or implied, regarding the fair market value of the Transferred Assets and the Assumed Liabilities or whether a filing of a Notification and Report Form is required pursuant to the HSR Act with respect to the transactions contemplated hereby, and Buyer further acknowledges and understands that the Seller Parties are relying on Buyer’s representation and warranty in Section 4.03(b).

Section 3.04.      Noncontravention.  The execution, delivery and performance by each Seller Party of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation, bylaws or similar organizational documents of such Seller Party, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Transferred Assets to which such Seller Party is entitled under any provision of any agreement or other instrument binding upon such Seller Party or (iv) result in the creation or imposition of any Lien on any Transferred Asset, except for Permitted Liens, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to be material to the Business, the Transferred Assets and the Product taken as a whole.

Section 3.05.      Sales Statements.  Schedule 3.05 of the Seller Disclosure Schedule sets forth the net sales for the Product for the year ended December 31, 2012 (the “2012 Sales Statement”) and the nine-month period ended September 30, 2013 (the “2013 Interim Sales Statement”, and together with the 2012 Sales Statement, the “Sales Statements”).  The 2012 Sales Statement has been derived from the audited financial statements of Shire PLC contained in Shire PLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and the 2013 Interim Sales Statement has been derived from the unaudited financial statements of Shire PLC contained in Shire PLC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, each as filed with the Securities and Exchange Commission.  The Sales Statements have been prepared in accordance with GAAP and fairly present, in all material respects, for the periods then ended, the net sales of the Product.

Section 3.06.      Material Contracts.  (a) The Contracts constitute all of the contracts, licenses, sublicenses and agreements to which the Seller is a party or by which the Seller is bound that are primarily used or primarily held for use with respect to the

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Business or the Transferred Assets or that are material to the operation of the Business as currently conducted.

(b)      None of the Contracts:

(i)      contains a covenant not to compete or other covenants that purport to limit or restrict the business activity of Seller or any of its Affiliates or limit the freedom of Seller or any of its Affiliates to use the Transferred Assets;

(ii)      (A) grants Seller a license, or a covenant not to be sued under, any Intellectual Property Right owned by a third party that is material to the operation of the Business as currently conducted by Seller, excluding off-the-shelf, shrink-wrap, click-wrap or other licenses for commercially available software or (B) grants a third party a license, or a covenant not to be sued under, any material Transferred Intellectual Property Right, excluding non-exclusive licenses granted in the ordinary course of business; or

(iii)       is for the benefit of any Affiliate of a Seller Party.

(c)      Each Contract is a valid and binding agreement of Seller and is in full force and effect, and neither Seller nor, to the knowledge of the Seller Parties, any other party thereto is, or may be upon notice or lapse of time or both, in default or breach in any respect under the terms of any Contract, except for any such defaults or breaches which would not reasonably be expected to be material to the operation of the Business as currently conducted.

Section 3.07.      Litigation.  (a) There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Seller Parties, threatened against or affecting, the Transferred Assets before any arbitrator or any Governmental Authority.

(b)      There are no outstanding orders, injunctions or decrees of any Governmental Authority that apply to the Transferred Assets (or that will apply to Buyer after Closing) that restrict the ownership, disposition or use of the Transferred Assets or the conduct of the Business.

Section 3.08.      Compliance with Law.  Except as would not reasonably be expected to be material to the Business, the Transferred Assets and the Product taken as a whole, (1) Seller is not in violation of any Applicable Law relating to the Business, the Product, the Transferred Assets or the Assumed Liabilities, (2) all governmental licenses, permits, approvals and authorizations principally employed in, or necessary to the ongoing operation of the Business as currently conducted are in full force and effect and (3) since December 31, 2011, and, to the knowledge of the Seller Parties, from December 31, 2010 to December 31, 2011, no Governmental Authority has notified the Seller Parties or any of their Affiliates in writing that Seller (with respect to the Transferred Assets, Assumed Liabilities, the Product or the operation of the Business) is in violation of any Applicable Law.

Section 3.09.      Transferred Product Registrations.

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(a)      The Transferred Product Registrations constitute all material registrations, applications, approvals, licenses or permits granted by any Governmental Authority to develop and market the Product.

(b)      Except as set forth in Schedule 3.09 of the Seller Disclosure Schedule, the Product is manufactured and marketed in accordance with the specifications and standards contained in the Transferred Product Registrations, except where the failure to comply therewith has not been, and would not reasonably be expected to be, material to the Business, the Transferred Assets and the Product taken as a whole.

(c)      Except as set forth in Schedule 3.09 of the Seller Disclosure Schedule, prior to the transfer of any Transferred Product Registration in accordance with this Agreement, Seller is the sole and exclusive owner of such Transferred Product Registration and has not granted any right of reference with respect thereto.

Section 3.10.      Title to Transferred Assets.  Prior to the transfer of the Transferred Assets to Buyer at the Closing in accordance with this Agreement, Seller has good title to, or in the case of any leased Real Property or personal property, has valid leasehold interests in, all Transferred Assets, except where the failure to have such good title would not reasonably be expected to be material to the operation of the Business as currently conducted.  No Transferred Asset is subject to any Lien, except for Permitted Liens.

Section 3.11.      Sufficiency of Assets.  At the Closing (assuming (i) the receipt by Buyer of the services, support and knowledge of the Seconded Employees (as defined in the Secondment Agreement) under and pursuant to the Secondment Agreement, (ii) the adequate capitalization of Buyer after the Closing in an amount sufficient to support the ongoing operation of the Business, (iii) Buyer has available (A) those types of corporate level services currently provided to the Business by Parent and its Affiliates, including accounting, finance, treasury, ethics, training, regulatory, compliance, global trade, human resources, legal, environmental and health and safety services and (B) licenses for “off-the-shelf” or otherwise generally available software, and (iv) all consents, waivers, approvals, licenses, permits, authorizations, registrations, declarations, filings or notifications required or contemplated to be made or obtained in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents are so made or obtained) the Transferred Assets constitute all of the assets of Seller that are primarily used or primarily held for use with respect to the Business as of the date hereof or are material to the operation of the Business as conducted as of the date hereof (other than cash and cash equivalents).  This Section 3.11 does not relate to employee or insurance matters and does not constitute a representation or warranty as to non-infringement or misappropriation of Intellectual Property Rights of any third person (which, in the latter case, is covered exclusively in Section 3.13).

Section 3.12.      Absence of Changes; Operation of Business.  (a) Since September 30, 2013 through the date of this Agreement, (i) there has not been any occurrence, change or event that has had or would reasonably be expected to have a Material Adverse Effect and (ii) Seller has operated the Business in the ordinary course in accordance with past practice.

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(b)      Without limiting the generality of the foregoing, solely as it relates to the Business, since September 30, 2013, neither Seller Party has:

(i)        canceled, compromised, waived or released any material claim or rights of value with respect to any of the Transferred Assets;

(ii)       granted any license or sublicense of any rights in, to or for the use of any Transferred Intellectual Property Rights, or disposed of or allowed to lapse any rights in, to or for the use of any material Transferred Intellectual Property Rights (including as a result of non-payment of annuities or other fees with respect to any material Transferred Intellectual Property Rights), other than non-exclusive licenses or sublicenses in the ordinary course of business;

(iii)       experienced any material damage, destruction or loss (whether or not covered by insurance) to any of the Transferred Assets, other than ordinary wear and tear not caused by neglect;

(iv)      created or suffered to exist any Lien upon any of the Transferred Assets, other than Permitted Liens;

(v)       incurred any indebtedness for borrowed money in connection with the Business;

(vi)      granted any loan or increased the compensation (including wages, salaries, bonuses, severance, change of control, termination or any other remuneration) or other payment to any Specified Business Employee, whether now or hereafter payable (other than increases in base compensation of less than 5% per annum in the ordinary course of business), or entered into, or amended or modified the terms of, any employment or incentive contract with any Specified Business Employee;

(vii)      amended or modified, or agreed to amend or modify (or announced an intention to amend or modify), in any respect any profit sharing, bonus, incentive compensation, severance, employee benefit or multiemployer plan applicable to any Specified Business Employee; or

(viii)    entered into a Contract or other instrument (whether or not legally binding) with respect to, or otherwise committed or agreed (orally or in writing) to do, any of the foregoing.

Section 3.13.      Intellectual Property.  (a) Schedule 2.01(a) of the Seller Disclosure Schedule sets forth a true and complete list of all issued and registered Intellectual Property Rights and applications for issuance or registration of Intellectual Property Rights, in each case, included in the Transferred Intellectual Property Rights, specifying as to each such item, as applicable (i) the owner of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration or application number of the item and (iv) the date of application and issuance or registration of the item.

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(b)      Except as would not reasonably be expected to be material to the Business, the Transferred Assets and the Product taken as a whole, Seller (i) owns and holds, free and clear of all Liens (except for Permitted Liens), sufficient right, title and interest in and to the material Transferred Intellectual Property Rights necessary for the conduct of the Business as currently conducted and (ii) has not granted any third party the exclusive right to bring action for the infringement of the Transferred Intellectual Property Rights.

(c)      Except as would not reasonably be expected to be material to the Business, the Transferred Assets and the Product taken as a whole, to the knowledge of the Seller Parties, there are no restrictions on Seller’s right to license or sublicense any Transferred Intellectual Property Rights for commercial purposes.

(d)      Except as would not reasonably be expected to be material to the Business, the Transferred Assets and the Product taken as a whole, (i) Seller has not made any pending, and has not threatened in writing to bring any other, claims that a third party has violated or infringed any Transferred Intellectual Property Rights, (ii) there is no pending claim, or to the knowledge of the Seller Parties, threatened claim in writing, from any third party asserting that Seller has violated or infringed any of such third party’s Intellectual Property Rights, contesting the patentability, validity, enforceability, ownership or right to use, sell, license or dispose of any items included in the Transferred Intellectual Property Rights, or asserting that the Transferred Intellectual Property Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use, importation, offer for sale or sale of any product manufactured, marketed, distributed or under development by or on behalf of Seller, conflicts or will conflict with the Intellectual Property Rights of any other Person and (iii) to the knowledge of the Seller Parties, Seller has not received any notice from a non-practicing entity offering an invitation to license any of such entity’s Intellectual Property Rights with respect to the Product.

Section 3.14.      Insurance Coverage.  Schedule 3.14 of the Seller Disclosure Schedule contains a list of all material insurance policies and fidelity bonds held by Seller or any of its Affiliates relating to the Transferred Assets as of the date hereof.  There are no material claims by the Seller Parties pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

Section 3.15.      Environmental Compliance.  Except as to matters that would not reasonably be expected to be material to the Business, the Transferred Assets and the Product taken as a whole, to the knowledge of the Seller Parties as of the date hereof:

(a)      (i) no written notice, order, request for information, complaint or penalty has been received by the Seller Parties, and (ii) there are no judicial or administrative actions, suits or proceedings pending or threatened, in the case of each of (i) and (ii), which allege a violation of any Environmental Law and relate to the Transferred Assets;

(b)      Seller has obtained or caused to be obtained all environmental permits necessary for the current operation and use of the Transferred Assets to comply with all

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applicable Environmental Laws (as in effect on the dates this representation is made) and Seller is in compliance with the terms of such permits and, with respect to the current operation and use of the Transferred Assets, with all other applicable Environmental Laws (as in effect on the dates this representation is made); and

(c)      there is no written environmental audit that has been conducted within the past five years by the Seller Parties of any Transferred Asset in the possession of Seller which has not been delivered to Buyer prior to the date hereof.

Except as set forth in this Section 3.15, no representations or warranties are being made in this Article 3 with respect to environmental matters.

Section 3.16.      Finders’ Fees.  Except for Lazard Frères & Co. LLC, whose fees will be paid by a Seller Party or an Affiliate of the Seller Parties, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of either Seller Party who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.17.      Regulatory Compliance.

(a)      Except as would not reasonably be expected to be material to the Business, the Transferred Assets and the Product taken as a whole, each Seller Party is in compliance with all applicable legal requirements of the U.S. Centers for Medicare & Medicaid Services, U.S. Centers for Disease Control and Prevention, U.S. Department of Health and Human Services, U.S. Drug Enforcement Agency, U.S. Food and Drug Administration, U.S. Federal Trade Commission (the “FTC”), U.S. Department of Agriculture, U.S. Department of Commerce, and similar federal, state and local Governmental Authorities, and comparable non-U.S. Governmental Authorities (collectively, the “Regulatory Bodies”), as well as all applicable healthcare-related legal requirements of the U.S. Department of Justice (the “DOJ”) and healthcare-related Presidential Executive Orders, including with respect to the maintenance, compilation and filing of reports and the sale, labeling, storing, testing, development, distribution, marketing, promotion and advertising of the Product, including all anti-kickback laws.

(b)      Since December 31, 2011, and, to the knowledge of the Seller Parties, from December 31, 2010 to December 31, 2011, Seller has not received any written notice or warning letter from any Regulatory Body or any other Governmental Authority alleging any violation of any requirements under Applicable Law by Seller. Since December 31, 2011, and, to the knowledge of the Seller Parties, from December 31, 2010 to December 31, 2011, and prior to the date hereof, Seller has not received notice of, and to the knowledge of the Seller Parties as of the date hereof, Seller is not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, product seizure, investigation, penalty for corrective or remedial action or other compliance or enforcement action by any Governmental Authority, in each case relating to the Product or to the facilities in which the Product is manufactured, produced, processed, packaged, labeled, collected, stored or handled.  As of the date hereof, there is

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no corporate integrity agreement in effect with respect to the Seller or otherwise with respect to the Business.

(c)      Since December 31, 2011, and, to the knowledge of the Seller Parties, from December 31, 2010 to December 31, 2011, and prior to the date hereof, (i) no Product that Seller has shipped to customers has been recalled or withdrawn from the market, whether as a result of any action by any Governmental Authority or otherwise, whether in the United States or elsewhere, (ii) there have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or, to the knowledge of the Seller Parties, threatened) by any Governmental Authority with respect to the Product, including any facilities where the Product is manufactured, produced, processed, packaged, labeled, collected, stored or handled and (iii) Seller has not, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any Product.

(d)      Since December 31, 2011, and, to the knowledge of the Seller Parties, from December 31, 2010 to December 31, 2011, all filings with and submissions to any Governmental Authority made by each Seller with regard to any Product, whether written or electronically delivered, were true, correct and complete in all material respects as of the date made or have been updated to be true, correct and complete in all material respects as of the date of such update. Seller has not, nor, to the knowledge of the Seller Parties, has any officer, employee or agent of Seller, been convicted of any crime that resulted in (i) debarment under 21 U.S.C. § 335a or any similar requirement under Applicable Law or (ii) exclusion under 42 U.S.C. § 1320a-7 or any similar requirement under Applicable Law.

(e)      Prior to the date hereof, the complaint handling system of Seller relating to the Business has been made available for review by Buyer, and contains information that is complete and accurate in all material respects about complaints received and logged by Seller since December 31, 2011 relating to the Business and any Product returned or refunded because of warranty or other problems.

(f)      Since December 31, 2011, and, to the knowledge of the Seller Parties, from December 31, 2010 to December 31, 2011, and prior to the date hereof, Seller has not received any notification from any Governmental Authority indicating that any Product is misbranded or adulterated as defined in the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. Section 321, et seq., as amended, and the rules and regulations promulgated thereunder.

Section 3.18.      Customers; Suppliers.  (12) Schedule 3.18 of the Seller Disclosure Schedule lists the top ten customers of Seller who have purchased the Product during the twelve month period ending November 30, 2013 (based on net sales) and (13) Schedule 3.18 of the Disclosure Schedule lists the top ten production material suppliers of the Business during the twelve month period ending June 30, 2013 (based on expense). Since December 31, 2012, Seller has not engaged in the practice of “channel stuffing” or any program, activity or other action (including any rebate, discount, chargeback or refund policy or practice) that could reasonably be expected to result, directly or indirectly, in a trade buy-in that is significantly in excess of normal customer purchasing patterns

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consistent with past practice over the twelve month period prior to the date hereof. There has been no termination or, to the knowledge of the Seller Parties as of the date hereof, threatened termination, or cancellation or, to the knowledge of the Seller Parties, threatened cancellation, of any purchase or sale order, in each case by any supplier of Seller listed in Schedule 3.18 of the Seller Disclosure Schedule during the 12 months preceding the date of this Agreement.

Section 3.19.      Product Liability.  The Product (i) is in conformity in all material respects with all representations, claims, statements, affirmations of fact, product specifications or warranty made on the applicable Packaging Material, (ii) is in conformity in all material respects with all representations, claims, statements, affirmations of fact, product specifications or warranty made in connection with its sale, and (iii) contains no design defect.  The Seller is in material compliance with good manufacturing practices with respect to the Product.  There are no existing or, to the knowledge of the Seller Parties as of the date hereof, threatened product liability, warranty, failure to warn or other similar claims against Seller relating to or involving the Product.  To the knowledge of the Seller Parties, there are no facts, events or circumstances that would reasonably be expected to require a material change in the labeling of the Product (other than in connection with the transactions contemplated herein).There are no claims pending nor, to the knowledge of the Seller Parties, threatened against Seller with respect to the quality of or defects in any Product.  To the knowledge of the Seller Parties, there are no written statements, citations, correspondence or decisions by any Governmental Authority addressed to Seller indicating that any Product is defective, unsafe or improper or fails to meet any product warranty or standards or any applicable requirement promulgated by any Governmental Authority.  To the knowledge of the Seller Parties, there is no fact relating to the Business that would impose upon any Seller Party a duty to recall any Product or a duty to warn customers of a defect in any Product.

Section 3.20.      No Other Representations or Warranties.  Except as expressly set forth in this Agreement, the Seller Parties make no representations or warranties and expressly disclaim any and all representations and warranties other than those set forth in this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller Parties as of the date hereof that:

Section 4.01.      Existence and Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not prevent, materially delay or materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect.”)

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Section 4.02.      Authorization.  The execution, delivery and performance by Buyer of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement and each other Transaction Document to which Buyer is a party constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

Section 4.03.      Governmental Authorization.  viii) The execution, delivery and performance by Buyer of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Authority other than any such action or filing as to which the failure to make or obtain would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)      The Board of Directors of Buyer, or its ultimate parent entity, if different, has unanimously determined in good faith within 60 calendar days prior to Buyer’s acquisition of the Transferred Assets and the assumption of the Assumed Liabilities, in accordance with the HSR Act and the rules, regulations and interpretations promulgated thereunder, that the fair market value of the Transferred Assets and the Assumed Liabilities falls below the threshold specified by the HSR Act and, as a result, has concluded that the acquisition of the Transferred Assets and the Assumed Liabilities do not meet the statutory size of transaction test under the HSR Act, and therefore no filing of a Notification and Report Form is required pursuant to the HSR Act with respect to the transactions contemplated hereby.

Section 4.04.      Noncontravention.  The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not  (i) violate the certificate of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Buyer, with such exceptions, in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.05.      Adequacy of Funds.  To Buyer’s knowledge, Buyer will have adequate financial resources to satisfy its monetary and other Liabilities under this Agreement, including to make payment of any and all Contingent Payments as and when such Contingent Payment is required to be paid in accordance with Section 2.10.

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Section 4.06.       Litigation.  There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer, threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by each Transaction Document to which it is a party.

Section 4.07.       Finders’ Fees.  Except for Credit Suisse Securities (USA) LLC, whose fees will be paid by Buyer or an Affiliate of Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.08.      No Other Representations or Warranties.  Except for the representations and warranties of the Seller Parties set forth in this Agreement, Buyer (on behalf of itself and its Affiliates) acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of any Seller Party or any of its Affiliates, and each Seller Party hereby disclaims, and Buyer (on behalf of itself and its Affiliates) hereby disclaims any reliance upon, any such representation or warranty, and notwithstanding the delivery or disclosure to Buyer or any of its representatives or Affiliates of any documentation or other information by the Seller Parties or any of their representatives or Affiliates with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, Buyer acknowledges that the Seller Parties make no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) with respect to the Business, the Transferred Assets or the Assumed Liabilities. Buyer also acknowledges that no employee or representative of either Seller Party has been authorized to make any statements or representations, other than those specifically contained in this Agreement.  Buyer further acknowledges and understands that the Seller Parties make no representation as to whether any of the Specified Business Employees will accept offers of employment from Buyer.

ARTICLE 5
COVENANTS OF BUYER AND THE SELLER PARTIES

Buyer and the Seller Parties agree that:

Section 5.01.       Further Assurances.  From time to time, whether before, on or after the Closing Date, the Seller Parties and Buyer shall execute and deliver such other documents, certificates, agreements, instruments of conveyance and transfer and other writings and take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 5.02.      Access to Information.  ix) On and after the Closing Date until the fifth anniversary thereof, Seller shall afford promptly to Buyer and its agents reasonable

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access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors, in each case to the extent (i) related to the Transferred Assets or the Assumed Liabilities, (ii) not included in the Transferred Books and Records and (iii) necessary for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Transferred Assets or the operation of the Business; provided, further, that any such access by Buyer shall not unreasonably interfere with the conduct of the business of either Seller Party.  Notwithstanding the foregoing, the Seller Parties may redact any statements or other information in the portions of such information that do not relate to the Transferred Assets or the operation of the Business or that relate to employees of the Seller Parties (including, for the avoidance of doubt, any Hired Employees).  All requests for access to such books, records, information, employees and auditors shall be made to such representatives of Seller as Seller shall designate, which representatives shall be solely responsible for coordinating all such requests and all access permitted hereunder.

(b)      On and after the Closing Date until the fifth anniversary thereof, Buyer shall cooperate with each Seller Party and its agents to provide prompt and reasonable access to such Seller Party and its agents to such of Buyer’s properties, books, records, employees and auditors as shall be reasonably necessary to enable the Seller Parties to determine any matter relating to their rights and Liabilities hereunder or to any period ending on or before the Closing Date; provided that any such access by the Seller Parties shall not unreasonably interfere with the conduct of the business of Buyer. All requests for access to such properties, books, records, information, employees and auditors shall be made to such representatives of Buyer as Buyer shall designate, which representatives shall be solely responsible for coordinating all such requests and all access permitted hereunder.

(c)      Notwithstanding anything to the contrary contained herein, nothing in this Section 5.02, shall require (i) Seller or any of its Affiliates or Buyer or any of its Affiliates to violate any Applicable Law or a contract or obligation of confidentiality owed to a third party, to waive the protection of an attorney-client privilege, or to take any action that would result in the disclosure of any trade secrets (provided that, in the case of this clause (i), the disclosing party shall use commercially reasonable efforts to provide the other party, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to result in such violation or the forfeiture or waiver of any such attorney-client or similar privilege) or (ii) the auditors and independent accountants of Seller or any of its Affiliates or of Buyer or any of its Affiliates to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.

Section 5.03.      Provision of Space.  (a) During the period commencing on the date hereof and through and including March 17, 2014 (the “Real Estate Access Term”), Seller shall provide to Buyer access to, and a right to use, at no expense to Buyer, the space set forth on Schedule 5.03(a) of the Seller Disclosure Schedule (the “Space”), on substantially the same basis as such Space is leased to Seller by the applicable landlord.

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This Section 5.03(a) does not, and shall not be deemed to, constitute a lease, a sublease, a license or a conveyance of the Space or any part thereof by Seller to Buyer or to confer upon Buyer any right, title, estate, or interest in the Space. Buyer acknowledges that it is familiar with the physical condition of the Space and accepts the Space in an “as is,” “where is,” and “with all faults” condition. Buyer agrees to (i) maintain property and liability insurance in amounts and with deductibles that comply with the requirements of the applicable lease and are otherwise customary for such location and business, and shall cause Seller to be named as an additional insured on such policies, (ii) subject to Section 5.03(b), return the Space to Seller at the expiration of the Real Estate Access Term in as good condition as on the date hereof, normal wear and tear excepted, (iii) not make any alterations or additions to the Space, (iv) obtain any permits, licenses, or approvals that may be required from any local, state, or federal authority or agency in connection with its use of the Space, (v) comply with all laws relating to its use of the Space and (vi) comply with the applicable underlying lease and any rules and regulations promulgated from time to time by the landlord thereunder.

(b)      As soon as reasonably practicable, but in all events prior to the end of the Real Estate Access Term, with respect to any specific location of the Space, subject to receipt of any required consents of landlords, Buyer or, at Buyer’s election, a wholly-owned subsidiary of Buyer (but with a guarantee by Buyer), shall enter into a formal written sublease of the applicable lease with Seller for such location on substantially similar terms to those set forth in the applicable lease except as specified on Schedule 5.03(a) of the Seller Disclosure Schedule, provided that Seller shall remain responsible for Seller’s security deposit with the landlord under the applicable lease. If the applicable landlord refuses to consent to the sublease by the expiration of the Real Estate Access Term, then Buyer shall be responsible for any Liabilities arising out of Buyer’s inability to use such Space.

(c)      Seller may terminate the provision of Space to Buyer hereunder immediately upon: (i) the filing by or against Buyer of a petition for liquidation or reorganization under Title 11 of the United States Code as now or hereinafter in effect or under any similar statute relating to insolvency, bankruptcy, liquidation or reorganization, which filing is not stayed; (ii) the appointment of a trustee, receiver or custodian for Buyer or any of their properties; (iii) Buyer making an assignment for the benefit of creditors; or (iv) a material breach or material default by Buyer of any covenant or obligation of or under this Section 5.03, which breach or default has not been cured within 10 days after written notice specifying the nature of such breach or default has been given to Buyer.

(d)      If Buyer does not enter into any sublease described in Section 5.03(b) or if Seller terminates the provision of Space pursuant to Section 5.03(c), then Buyer shall promptly vacate the applicable Space after the expiration or earlier termination of the Real Estate Access Term and, except as otherwise provided in this Section 5.03, all work, construction, repairs, alterations, other improvements or installations made to or upon the Space, whether or not at the expense of Buyer, shall become part of the Space and shall become the property of Seller and remain upon and be surrendered with the Space as a part thereof upon the expiration or earlier termination of the Real Estate Access Term:

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(i)      All personal property not permanently affixed to the Space, which are installed in the Space by or for the account of Buyer at Buyer’s expense, and any Transferred Assets that can be removed without material damage to the Space, and all other moveable articles of personal property owned by Buyer and located in the Space (collectively, “Buyer’s Property”) shall remain the property of Buyer and may be removed by Buyer or any person claiming under Buyer at any time or times during the Real Estate Access Term and shall be removed by Buyer at the expiration or earlier termination of the Real Estate Access Term.  Buyer shall repair any damage to the Space occasioned by the removal by Buyer or any person claiming under Buyer of any Buyer’s Property from the Space.

(ii)      Any items of Buyer’s Property (except money, securities and like valuables) which remain on the Space after the expiration or earlier termination of the Real Estate Access Term may, at the option of Seller, be deemed to have been abandoned and in such case may either be retained by Seller as its property or may be disposed of without accountability, at Buyer’s expense, in such manner as Seller may see fit.

(e)      The Seller Parties and their respective Affiliates and their employees and agents shall maintain access to, a right to use and a right to remove any Excluded Assets within the Space (including, but not limited to, with respect to any e-mail systems or IT systems of the Seller Parties that remain in use within the Space) during the Real Estate Access Term in connection with any reasonable business purpose of the Seller Parties or their respective Affiliates; provided that any such access and use shall not unreasonably interfere with the conduct of the business of Buyer.

(f)      During the final three days of the Real Estate Access Term, the Seller Parties shall be permitted to access the Space to produce copies (including back-up tapes) of the information  set forth in Schedule 5.03(f) of the Seller Disclosure Schedule.  After the final day of the Real Estate Access Term, if Buyer determines that it requires information contained in any back-up tapes created by the Seller Parties prior to the end of the Real Estate Access Term, the Seller Parties shall, at Buyer’s reasonable request, make reasonable efforts to provide such information to Buyer to the extent permitted under Applicable Law and to the extent such information does not constitute privileged information or attorney work product of Seller.

Section 5.04.      Seller Marks.  After the Closing, Buyer shall (i) promptly, and in any event within six months immediately following the Closing, complete the revision of all existing and new Packaging Materials relating to the Product and/or used in the Business so as to not include any references to the Seller Marks; provided that the foregoing shall not apply to any Packaging Materials shipped to third parties prior to the Closing or during such six-month period after the Closing in the ordinary course of business, (ii) promptly, and in any event within 14 days following the Closing Date, discontinue the use of any Promotional Materials included in the Transferred Assets that include any references to the Seller Marks, other than internal use by Buyer, and (iii) otherwise cease any and all use of the Seller Marks. Notwithstanding anything to the contrary, except as provided in the foregoing clause (ii) of this Section 5.04, effective as

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of the Closing, Buyer shall not use, for purposes of the sale, marketing, advertising or promotion of the Product, any Promotional Materials included in the Transferred Assets on which a Seller Mark appears unless and until (and without limiting Section 5.05) such Promotional Materials have been revised so as to not include any references to the Seller Marks. Except as set forth in this Section 5.04, from and after the Closing, Buyer shall not have any right to use any of the Seller Marks.  On and after the Closing, in no event shall Buyer use any Seller Marks (A) in any of Buyer’s or its Affiliates’ materials relating to the marketing and promotion of the Product (including any sales, promotional and marketing materials, advertising and display materials, Promotional Materials, Product literature, stationary, training materials and similar materials) or (B) in any manner or for any purpose different from the use of such Seller Marks in connection with the Business during the 90-day period immediately preceding the Closing.  Any and all use of the Seller Marks by Buyer following the Closing shall inure to the sole and exclusive benefit of the Seller Parties.

Section 5.05.      Promotional Materials.  After the Closing, Buyer shall not use any of the Promotional Materials included in the Transferred Assets for the marketing, promotion or sale of the Product, except to the extent that Buyer has reviewed and approved such Promotional Materials in accordance with Buyer’s own policies, practices and procedures. Buyer shall be responsible for (i) complying with Applicable Law with respect to Buyer’s use of the Promotional Materials after the Closing and (ii) any Liabilities arising from or relating to Buyer’s use of such Promotional Materials after the Closing (which Liabilities shall constitute Assumed Liabilities for purposes hereof).

Section 5.06.      Public Announcements.  Unless otherwise required by Applicable Law, by any listing agreement with any U.S. or U.K. securities exchange or share market or by any listing authority including the U.K. Listing Authority, each Seller Party and Buyer shall not, and Buyer shall cause its Affiliates not to, make any public announcement or disseminate any written communication to any supplier, customer, distributor or non-management employee of the Seller Parties in respect of this Agreement or the transactions contemplated hereby, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby, without the prior written consent of Buyer and the Seller Parties (which consent shall not be unreasonably withheld, conditioned or delayed); provided that if any such announcement or communication is so required, Buyer and each Seller Party shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof; provided, further, that after the transactions contemplated by this Agreement have been announced, each Seller Party and its Affiliates shall be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, is consistent with any public statement previously issued or made by it in accordance with the provisions of this Section 5.06.  On the date hereof, each Seller Party (and its Affiliates) and Buyer may issue a press release in substantially the form attached hereto as Exhibit D.

Section 5.07.      Confidentiality.  (a) Effective as of the Closing, the Confidentiality Agreement between Buyer and Seller dated as of September 13, 2013, as amended on December 11, 2013 and December 12, 2013 (the “Confidentiality Agreement”) shall

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terminate with respect to information to the extent relating to the Transferred Assets or Assumed Liabilities; provided, however, that any and all other information provided to Buyer by a Seller Party or its representatives concerning Seller or any of its Affiliates, and not otherwise constituting a Transferred Asset or Assumed Liability, shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

(b)      After the Closing, the Seller Parties shall hold, and shall cause their respective representatives to hold, in confidence all confidential documents and other information concerning the Transferred Assets or Assumed Liabilities and information concerning Buyer provided pursuant to Section 5.02(b).  The obligation of the Seller Parties to hold any such information in confidence shall not extend to any information that is (i) required to be disclosed by Applicable Law or which disclosure is requested by any Governmental Authority, provided that, other than in connection with any such required or requested disclosure that relates to the matter described in Item 2 of Schedule 2.04(b) of the Seller Disclosure Schedule, the Seller Parties shall promptly notify Buyer in advance of any such disclosure and shall use reasonable efforts to limit the extent of such disclosure, (ii) as necessary to defend or prosecute any indemnification claim or any action, suit, investigation or proceeding, or (iii) except as a result of a disclosure in breach of this Agreement by the Seller Parties after the Closing, generally available to the public or already known by a third party receiving such information from the Seller Parties.  The obligation of the Seller Parties to hold any such information in confidence shall be deemed to be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

Section 5.08.      Non-Solicit of Employees; Exception for Specified Business Employees.  (a) Except as expressly provided in clause (b) below, for a period of two years following the Closing, Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire, employ, engage or solicit for employment or services (either on a full time or part time basis, or in a consulting or other non-employee role) any employee of Seller (other than the Specified Business Employees) without Parent’s prior written consent; provided that Buyer may offer employment to and hire any employee of Seller who (A) responds to an advertisement for employees in newspapers, trade publications or other media not targeted specifically at such employee or (B) applies for employment with Buyer, in each case as long as such employee was not solicited by Buyer or its Affiliates in violation of this Section 5.08(a).

(b)      Subject to Article 6, Buyer may solicit, offer employment to and/or hire any employee of Seller supporting the Business, each of whom is listed on Schedule 5.08 of the Seller Disclosure Schedule (collectively, the “Specified Business Employees”).

(c)      The parties acknowledge that the restrictions in this Section 5.08 are fair and reasonable. If any provision of this Section 5.08 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then such provision shall not be deemed void, but rather, shall be modified by the court to the extent required to make such provision enforceable, it being specifically agreed that it is

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the intent of the parties that this Section 5.08 be enforced to the fullest extent permitted under Applicable Law.

(d)      Buyer acknowledges that the Seller Parties would be irreparably harmed by any breach of this Section 5.08 and that there would be no adequate remedy at law or in damages to compensate the Seller Parties for any such breach. Buyer agrees that the Seller Parties shall be entitled to injunctive relief requiring specific performance by Buyer of this Section.

Section 5.09.      Returns Policy.  From and after the Closing, Buyer agrees that it will not take any action intended to encourage, through the offering of incentives or changes in the returns policy of the Business or otherwise (other than in the ordinary course of business consistent with the past practice of the Business prior to Closing), customers to return any Product shipped by Seller or its Affiliates prior to the Closing Date, except as required by Applicable Law.

Section 5.10.      Customer Notifications.  Promptly after the Closing Date, Buyer shall notify all customers of the Business (i) of the transfer of the Transferred Assets to Buyer, (ii) that all purchase orders for the Product received by Seller or any of its Affiliates prior to the Closing Date but not filled as of such date will be transferred to Buyer, provided, that, to the extent that any purchase order cannot be so transferred, Seller and Buyer shall cooperate with each other to ensure that such purchase order is filled and that Buyer receives the same economic benefit and assumes the same liability associated with filling such purchase order as if such purchase order had been so transferred and (iii) that all subsequent purchase orders for the Product should be sent to Buyer or Buyer’s distributor at the address to be provided by Buyer.

Section 5.11.      Maintenance and Transfer of Transferred Product Registrations.  (a) subject to Section 5.11(d), Seller shall file, or shall cause to be filed, applications for the transfer of the Transferred Product Registrations to Buyer as soon as practicable after, and in any event within 60 days after, the Closing Date.  Buyer shall, and shall cause its Affiliates to, cooperate with Seller to deliver Seller any additional documentation and materials that may be reasonably requested by Seller to effect the transfer of the Transferred Product Registrations to Buyer.

(b)      Until the completion of the transfer of the Transferred Product Registrations to Buyer: (i) Seller shall use commercially reasonable efforts to maintain the Transferred Product Registrations; (ii) if and to the extent reasonably requested by Buyer, Seller shall use commercially reasonable efforts to pursue, in such manner as may be reasonably directed by Buyer, those ongoing variations, amendments and renewals which are pending at the Closing Date and shall not withdraw them; and (iii) Seller shall not be required to initiate any new variations or amendments, except to the extent that they are necessary (in Buyer’s reasonable, good faith opinion) for the continuation of the Business and then only upon Buyer’s written request and direction.  No Seller Party shall be liable to or have any obligation to indemnify Buyer (i) if any or all of the Transferred Product Registrations are not transferred by any Governmental Authority, or such transfer is delayed, for any reason, except to the extent directly resulting from a Seller Party’s gross

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negligence or willful misconduct or a breach of Section 5.11(a) by a Seller Party or (ii) for taking any action requested or directed by Buyer pursuant to Section 5.11(b)(ii) or (iii) above, except to the extent directly resulting from a Seller Party’s gross negligence or willful misconduct.

(c)      For the avoidance of doubt, the Seller Parties do not warrant, and shall not be responsible for (except as otherwise set forth in this Section 5.11, the successful maintenance or renewal of any Transferred Product Registration after the Closing Date, except to the extent that a Governmental Authority cancels such Transferred Product Registration or refuses its renewal as a direct result of a Seller Party’s gross negligence or willful misconduct.

(d)      Notwithstanding Section 5.11(a), if an application of a Seller Party for a registration, approval, license or permit to develop and market the Product is pending on the date hereof and such pending application is included in the Transferred Product Registrations, Buyer may elect, at its sole and exclusive cost, but solely to the extent such pending application is assignable, to have such Seller Party assign to Buyer any rights that such Seller Party may have with respect to such pending application; provided that (i) neither Seller Party shall be responsible for completing or otherwise continuing with such pending application or obligated to use any efforts to obtain the issuance of the registration, approval, license or permit that is the subject of such pending application and (ii) neither Seller Party shall be Liable to or have any obligation to indemnify Buyer or any of its Affiliates if all or any of such pending applications are not transferred or such transfer is delayed, or the registration, approval, license or permit that is the subject of such pending application is not issued, for any reason.

(e)      Buyer shall bear the cost of (i) all fees levied by the relevant Governmental Authority in connection with the transfer of the Transferred Product Registrations pursuant to this Section 5.11, (ii) all costs and expenses arising from the maintenance of the Transferred Product Registrations after the Closing and any variations, amendments and renewals undertaken pursuant to Section 5.11(b)(ii) or Section 5.11(b)(iii) above and (iii) all reasonable out-of-pocket costs and expenses in connection with the transfer of any pending Transferred Product Registrations pursuant to this Section 5.11.

(f)      Notwithstanding that any Packaging Materials may include Seller Marks or that Seller may remain the holder of any Transferred Product Registrations (but without limiting Seller’s obligations under the Safety Data Transitional Agreement), Buyer shall be responsible for (i) complying with Applicable Law after the Closing with respect to the Business, the Product and the Packaging Materials and (ii) any Liabilities arising from or relating to the marketing and sale of any Product after the Closing or the conduct of the Business after the Closing (all of which Liabilities shall be deemed Assumed Liabilities under Section 2.03(a)).  Until such time as the relevant Transferred Product Registrations are transferred to Buyer, Buyer shall not make any changes to the Packaging Materials (other than to the extent required by Applicable Law, and only to such extent) without the consent of the Seller Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided that if the Seller Parties consent to any such requested change or such change is required by Applicable Law, the Seller

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Parties shall reasonably cooperate with Buyer, and shall provide such reasonable assistance as may be necessary, in implementing any such change.  Any reasonable direct costs and expenses incurred from or as a consequence of any such change shall be fully borne by Buyer.

Section 5.12.      Buyer Insurance.  Promptly following the Closing, Buyer shall obtain and, for a period of six years from and after the Closing Date, Buyer shall maintain, product liability insurance coverage with respect to the Product, from a financially sound and reputable insurance company or companies, that is customary in scope and amount of coverage.  Upon a Seller Party’s written request, Buyer shall promptly provide such Seller Party with a copy of the insurance policy or policies providing for such coverage.

Section 5.13.      Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.  xiv) Buyer waives and will not assert any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of the Seller Parties (any such Person, a “Designated Person”) in any matter involving this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, by any legal counsel currently representing the Seller Parties in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (the “Current Representation”).

(b)      Buyer waives and will not assert any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Seller; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, or to communications with any Person other than the Designated Persons and their advisers.

Section 5.14.      Non-Competition and Non-Solicitation by the Seller Parties.  (a) In order to protect the goodwill of the Business and so that Buyer may have and enjoy the full benefit of the Transferred Assets and the Business, and in consideration of Buyer’s agreements to enter into this Agreement and to pay the Purchase Price, the Seller Parties agree that no Seller Party, nor any of its respective Affiliates (each such Person, a “Restricted Person”), during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, without the written prior approval of Buyer, shall:

(i)      directly or indirectly, own, operate, control, lend its name to, invest in, or otherwise be affiliated in any manner with the management, ownership, operation or control of, any business, venture or activity that engages in selling, marketing or distributing any product, product line or service indicated for the treatment of full-thickness diabetic foot ulcers that in any way or manner

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competes directly or indirectly with the Product and the Business, as they respectively existed as of the Closing Date (a “Competing Business”); provided that notwithstanding the foregoing, the Restricted Persons shall not be restricted from any of the following:

(A)     any activity of the Restricted Persons undertaken pursuant to this Agreement or the Secondment Agreement;

(B)      collectively owning less than five percent (5%) of any class of securities of any publicly-traded company conducting a Competing Business provided that such securities are held as a passive investment; or

(C)      acquiring one or more Persons or businesses that include within its business a Competing Business, so long as (1) the revenues of the Competing Business constitute no more than 15% of the total revenues of the Person or business being acquired, or would have, on a pro forma basis giving effect to the acquisition, constituted no more than 1% of the total revenues of the Seller Parties and their Affiliates on a consolidated basis, in each case during the twelve calendar months preceding the date of acquisition or (2) if the revenues of the Competing Business constitute more than 15% of the total revenues of such Person or business being acquired, or would have, on a pro forma basis giving effect to the acquisition, constituted no more than 1% of the total revenues of the Seller Parties and their Affiliates on a consolidated basis, in each case during the twelve calendar months preceding the date of acquisition, such Restricted Person completes the sale of the Competing Business within six months of the acquisition; provided, however that if such sale is subject to regulatory approval then such 6-month period shall be extended until five Business Days after all regulatory approvals have been received, but only to the extent that the parties to such sale are using reasonable best efforts to obtain any such approvals; or

(ii)      directly or indirectly, (A) solicit, hire or take any other action which is intended to induce any employee or consultant of Buyer or any of its Affiliates (including any Hired Employee) to terminate or limit his or her employment with or service to Buyer, whether or not that person would commit a breach of any employment contract or consultancy agreement by leaving the employment of or service to Buyer or such Affiliate or (B) take any other action which is intended to induce (1) any manufacturer, supplier or other business partner of the Business as of the Closing Date to adversely alter, modify or discontinue or limit its relationship with the Business or (2) any customer of the Business at any time during the twelve months prior to the Closing Date, or any prospective customer who as of the date hereof is in active negotiations of a potential business relationship in respect of the Business, to discontinue or limit, or not to commence, purchasing from the Business, provided, however, that the foregoing subclause (A) shall not prohibit any Seller Party (or any of its

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Affiliates) from (X) employing any such Person who has not been employed by Buyer for a period of six months prior to the date such Person was first solicited for employment or (Y) making general advertisements for employment that are not specifically directed at Hired Employees and hiring individuals who respond to such general advertisements.

(b)      The obligations set forth in this Section 5.14 shall not extend to bind any future acquiror of Seller or any of its Affiliates or any of such acquiror’s other Affiliates (but only in a bona fide acquisition of Seller or such other Affiliate by a non-Affiliated acquirer) (it being agreed that Section 5.14 shall continue to apply to Seller and its Affiliates (as such Affiliates were constituted immediately prior to such acquisition but, for the avoidance of doubt, excluding such acquiror and its Affiliates)).

(c)      Each Restricted Person agrees with Buyer that the covenants in this Section 5.14 are reasonable in all respects (including with respect to the subject matter, time period and geographical area) and are necessary to protect the interests of Buyer and in the Business and the Transferred Assets, including the goodwill and the Transferred Intellectual Property Rights.  Further, each Restricted Person acknowledges that, without the restrictions contained in this Section 5.14, the benefits of the transactions contemplated by this Agreement, particularly given the nature of the Transferred Assets and Business being acquired hereunder, their highly confidential nature and the ongoing marketing and distribution of the Products, could be circumvented, and that Buyer would not have entered into this Agreement without the restrictions contained in this Section 5.14.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.14 is invalid or unenforceable, Buyer and the Seller Parties agree that the court making such determination of invalidity or unenforceability shall be required to reduce the scope, duration, or geographic area of such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

Section 5.15.      Excluded IT Assets.  After the Closing, Buyer shall promptly take appropriate steps to provide reasonable assurance that if any employee or other personnel of Buyer or its Affiliates intentionally or unintentionally access or otherwise come into possession of any information that is reasonably likely to constitute information specified under “Excluded IT Assets” in Schedule 2.02(e) of the Seller Disclosure Schedule (the “Excluded IT Assets”), such employee or other personnel will promptly notify Buyer’s legal department.  Upon receipt of such notice, Buyer shall (i) limit access to such information to only those individuals necessary to determine whether the information is an Excluded IT Asset (provided that if Buyer reasonably determines such information is not an Excluded IT Asset, such access limitations shall no longer be required), (ii) secure and not otherwise make available or distribute such information to any third party to the extent it is an Excluded IT Asset, and (iii) within two Business Days of any such access to an Excluded IT Asset, provide notice of such access to the representatives of Parent specified in Schedule 5.15 of the Seller Disclosure Schedule.

Section 5.16.      Non-Exclusive License to Buyer.  Effective as of the Closing, Seller hereby grants Buyer a perpetual, non-exclusive, transferable and royalty-free license to use in connection with the operation of the Business any know-how and trade secrets owned by Seller as of the date of this Agreement that are primarily held for use in connection with the Business or are material to the operation of the Business, in each case, as conducted as of the date hereof.  For the avoidance of doubt, (i) Seller shall retain sole and exclusive ownership of any and all such know-how and trade secrets; and (ii) Buyer shall obtain sole and exclusive ownership of know-how and trade secrets owned by Seller and exclusively related to the Product pursuant to Section 2.01(a).

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ARTICLE 6
EMPLOYEE MATTERS

Buyer may offer employment to the Specified Business Employees, with such employment to be effective no earlier than the Closing Date.  To the extent any Specified Business Employee is hired as an employee of Buyer on the Closing Date or within six months following the Closing Date (the “Hired Employees”), any such Hired Employee shall be employed upon such terms as Buyer and the applicable Hired Employee shall agree.

Section 6.01.      Hired Employee Benefits.  Buyer shall take reasonable steps to ensure that each such Hired Employee is offered severance benefits, if terminated by Buyer within 12 months following the Closing Date, no less favorable in any material respect than those benefits offered to similarly situated employees (with tenure counted as of the date such Hired Employee was first hired by Seller or any of its Affiliates) under Buyer’s severance plans or policies as of the date hereof.

Section 6.02.      No Modification or Amendment of Employee Rights.  It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employee benefit plans are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other Person, including, but not limited to, any Specified Business Employee or Hired Employee, any participant in any benefit plan or any beneficiary thereof. The covenants contained in this Article 6 do not constitute a modification or amendment of any employee benefit plan of Buyer or Seller.

Section 6.03.      Personnel Records.  For the avoidance of doubt, nothing in this Agreement shall prevent a Hired Employee from requesting a copy of his or her personnel record from Seller Parties, which Seller Parties shall release at the instruction of such Hired Employee to the extent required by and subject to any limitations of Applicable Law.

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ARTICLE 7
TAX MATTERS

Section 7.01.      Tax Matters.  Except as set forth in the Seller Disclosure Schedule, the Seller Parties hereby jointly and severally represent and warrant to Buyer that:

(a)      Seller (or an Affiliate of Seller) has timely filed (or has caused to be timely filed) all Tax Returns that were required to be filed by, with respect to, or that includes Seller, or that relate to the Transferred Assets; such Tax Returns are true, correct and complete in all material respects; and Seller (or an Affiliate of Seller) has timely paid (or has caused to be timely paid) all Taxes due and payable by or with respect to Seller or with respect to the Transferred Assets (whether or not shown on such Tax Returns);

(b)      there are no Liens for Taxes (other than Permitted Liens) upon any of the Transferred Assets; and

(c)      Seller has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes that arise from or with respect to the Transferred Assets and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Transferred Asset.

Section 7.02.      Tax Cooperation; Allocation of Taxes.

(a)      Buyer and the Seller Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Buyer and the Seller Parties shall retain all books and records with respect to Taxes pertaining to the Transferred Assets for a period of at least six years following the Closing Date.  On or after the end of such period, each party shall provide the other with at least 10 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.  The Seller Parties and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Transferred Assets.

(b)      All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller, on the one hand, and Buyer, on the other hand, based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period, included in the Post-Closing Tax Period.  Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

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(c)      Apportioned Obligations shall be timely paid as provided by Applicable Law.  The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 7.02(b).  Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 7.02(b) together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

(d)      Buyer and the Seller Parties shall reasonably cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

Section 7.03.      FIRPTA Affidavit.  At or prior to the Closing Date, Seller shall deliver to Buyer a statement conforming to the requirements of Section 1.1445-2(b)(2) of the United States Treasury regulations in a form reasonably acceptable to Buyer.

ARTICLE 8
SURVIVAL; INDEMNIFICATION

Section 8.01.      Survival.  The representations and warranties of the parties hereto contained in this Agreement (other than those set forth in Section 7.01) shall survive the Closing until May 16, 2015; provided that the representations and warranties set forth in Sections 3.01, 3.02, 3.04(i), 3.04(ii), 3.04(iv), 3.10 and 3.16 (collectively, the “Seller Party Fundamental Representations”) and the representations and warranties set forth in Sections 4.01, 4.02, 4.04(i), 4.04(ii) and 4.07 (collectively, the “Buyer Fundamental Representations”) shall survive the Closing until the date that is 60 days after the expiration of the applicable statute of limitations or any extension thereof.  The representations, warranties, covenants and agreements of the parties hereto contained in Article 7 shall survive the Closing until the date that is 60 days after the expiration of the applicable statute of limitations or any extension thereof.  The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by Applicable Law.  Notwithstanding the preceding sentences, any breach of any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time in accordance with Sections 8.03 or 8.04, as applicable.

Section 8.02.      Indemnification.  (a) Subject to Section 8.01, Section 8.05, Section 8.07, Section 8.08 and Section 8.09:

(i)       effective at and after the Closing, the Seller Parties hereby jointly and severally indemnify Buyer and its Affiliates, and their respective directors,

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officers, employees, shareholders, members, managers, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) against and agree to hold each of them harmless from any and all claims, damages, losses, costs, expenses, liabilities, penalties and fines (including reasonable costs of collection, reasonable attorneys’ fees and reasonable expenses of investigation) (“Damages”) actually suffered by any Buyer Indemnified Party arising out of:

(A)      any misrepresentation or breach of any representation or warranty (in each case, disregarding, solely for purposes of calculating Damages and not for purposes of determining if a breach has occurred, any express qualifications or limitations set forth in such representation or warranty as to materiality or “Material Adverse Effect,” except as set forth in Section 3.12(a)) (each such misrepresentation and breach of a representation or warranty a “Warranty Breach”);

(B)      any breach of a covenant or agreement made or to be performed by a Seller Party pursuant to this Agreement; or

(C)      any Excluded Liability;

provided that with respect to indemnification by the Seller Parties for Warranty Breaches pursuant to Section 8.02(a)(i)(A), (1) the Seller Parties shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds $500,000 (the “Deductible”) and then only to the extent of such excess; (2) the Seller Parties shall not be liable for any Damages arising out of any individual claim unless such Damages exceed $50,000, and any Damages that are disregarded pursuant to this clause (2) shall not be aggregated for purposes of the preceding clause (1); and (3) the Seller Parties’ maximum Liability for all such Warranty Breaches shall not exceed $7,500,000 (the “Cap”); provided, further, that if the absence of an asset has resulted in a breach of a representation or warranty set forth in Section 3.11, to the extent that such breach may be cured (in whole or in part) by the delivery of such asset, the Seller Parties’ indemnification obligations hereunder may, at their option, be cured to such extent (and only such extent) by delivery of such asset, and the remaining indemnification obligations with respect to such breach (if any) shall be satisfied in accordance with the other provisions of this Article 8. Notwithstanding the foregoing, the Deductible and the Cap shall not apply to any Damages arising out of a Warranty Breach of any Seller Party Fundamental Representation; and

(ii)      effective at and after the Closing, Buyer hereby indemnifies the Seller Parties and their Affiliates, and their respective directors, officers, employees, shareholders, members, managers, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages actually suffered by any Seller Indemnified Party arising out of:

(A)     any Warranty Breach;

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED

(B)      any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement;

(C)      (iv) the furnishing of any of the Space provided to Buyer pursuant to Section 5.03, unless such Damages arise by reason of gross negligence, willful misconduct or material breach of this Agreement by any of the Seller Indemnified Parties, or (2) any primary lease agreement for the Space, to the extent arising out of or relating to any act or failure to act by Buyer any of its employees, or any of its agents, representatives or invitees, including, in each case of (1) and (2), any Damages arising under or relating to Environmental Laws; or

(D)      any Assumed Liability;

provided that with respect to indemnification by Buyer for Warranty Breaches pursuant to Section 8.02(a)(ii)(A), (1) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds the Deductible and then only to the extent of such excess; (2) Buyer shall not be liable for any Damages arising out of any individual claim unless such Damages exceed $50,000, and any Damages that are disregarded pursuant to this clause (2) shall not be aggregated for purposes of the preceding clause (1); and (3) Buyer’s maximum Liability for all such Warranty Breaches shall not exceed the Cap. Notwithstanding the foregoing, the Deductible and the Cap shall not apply to any Damages arising out of a Warranty Breach of any Buyer Party Fundamental Representation.

(b)      The waiver of any condition contained in this Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Indemnified Party to indemnification pursuant to this Article 8 based on such representation, warranty, covenant or agreement unless so provided in such waiver.

(c)      Notwithstanding anything to the contrary herein, the right of any Indemnified Party to indemnification pursuant to this Article 8 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty or the performance of or compliance with any covenant or agreement.

Section 8.03.      Third Party Claim Procedures.  (a) Any Buyer Indemnified Party or Seller Indemnified Party seeking indemnification under Section 8.02 (each, an “Indemnified Party”) shall give prompt notice in writing to the Person from whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED

notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following the Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by the Indemnified Party relating to the Third Party Claim and the Indemnified Party shall provide the Indemnifying Party with such other information with respect to any such Third Party Claim reasonably requested by the Indemnifying Party.  The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and, subject to the limitations set forth in this Section 8.03, to defend against, negotiate, settle (subject to clause (b)) or otherwise deal with such Third Party Claim.  If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim, then the Indemnified Party may defend against, negotiate, settle (subject to clause (b)) or otherwise deal with such Third Party Claim, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel at its own expense.  If the Indemnifying Party shall assume the defense of any Third Party Claim, then the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnifying Party, a material conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim.  Notwithstanding anything in this Section 8.03 to the contrary, Buyer will control, without affecting its or any other Indemnified Party’s rights to indemnification under this Agreement, the defense of all Third Party Claims relating to the matters addressed in Section 7.01 or any Excluded Liability relating to Taxes (“Tax Claims”) to the extent related to Buyer Tax Returns; provided, however, that Seller and its counsel (at its sole expense) may participate in (but not control the conduct of) the defense of any such Tax Claim.  Buyer shall not settle any such Tax Claim without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)      Notwithstanding anything in this Section 8.03 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment.  Notwithstanding the foregoing, consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (other than, for the avoidance of doubt, the payment of the Deductible, to the extent applicable), (ii) such settlement does not permit any order, injunction or other equitable relief to be entered, directly or indirectly, against the Indemnified Party and (iii) such settlement includes an unconditional release of such Indemnified Party from all Liability on claims that are the subject matter of such Third Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED

If the Indemnifying Party makes any payment on any Third Party Claim, then the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.

(c)      After any decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction, or a settlement shall have been consummated in accordance with this Article 8, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

(d)      Each party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 8.04.      Direct Claim Procedures.  In the event an Indemnified Party has a claim for indemnity under Section 8.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification and the amount of such Damages incurred or that such Indemnified Party reasonably estimates in good faith is likely to be incurred in connection with such claim (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.  The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.  If the Indemnifying Party disputes its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 9.06.

Section 8.05.      Certain Limitations.  (a) The amount of any Damages payable under Section 8.03 by the Indemnifying Party shall be net of any (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies, or from any other Person alleged to be responsible therefor and (ii) Tax Benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages. For this purpose, “Tax Benefit” means, with respect to any Damages subject to an indemnity under Article 8 an amount by which the net Tax liability of the Indemnified Party (or a group filing a Tax return that includes such Indemnified Party) is actually reduced in any Tax period as a result of Damages or the amount of Tax refund that is generated as a result of such Damages, and any related interest received from the applicable Taxing Authority (net of any associated Tax cost).  If the Indemnified Party (A) receives any

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED

amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount or (B) receives any net Tax Benefit subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly pay to the Indemnifying Party the amount of such net Tax Benefit up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)      The Indemnifying Party shall not be liable under Section 8.02 for any (i) indirect, consequential, punitive or other speculative forms of Damages, (ii) Damages for lost profits or (iii) Damages that would not exist if not for, or to the extent aggravated by, any act or wrongful omission by the Indemnified Party, except, in the cases of clauses (i) or (ii), to the extent any Indemnified Party is liable for such Damages to any third party based on any final judgment of a court of competent jurisdiction.

(c)      The Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Damages arising out of a Warranty Breach to the extent that the recovery of Damages would constitute a duplicative payment of amounts otherwise recovered for Damages arising out of any Assumed Liability or Excluded Liability, as the case may be; and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Damages arising out of any Assumed Liability or Excluded Liability, as the case may be, to the extent that the recovery of Damages would constitute a duplicative payment of amounts otherwise recovered for Damages arising out of a Warranty Breach.

(d)      Each Indemnified Party shall mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement; provided, that (i) no party is required to bring any suit, action or proceeding action in connection with such mitigation and (ii) any Liability of any Indemnifying Party under this Agreement for Damages suffered or incurred by the Indemnified Party shall include Liability in respect of the reasonable costs and expenses suffered or incurred by the Indemnified Party in performing its obligations under this Section 8.05(d).  If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party shall notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation, not exceeding the value of the benefit to the Indemnified Party) within two Business Days after the benefit is received.

(e)      Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 8.02 and any reasonable costs incurred by any Indemnified Party in connection with such collection shall constitute Damages indemnifiable hereunder.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED

Section 8.06.      Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 8.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that no such assignment shall be required if (8) the Potential Contributor is a supplier or customer of the Business or Buyer, (9) the Buyer or the Business has a continuing material commercial relationship with such Potential Contributor and (10) Buyer determines, in its reasonable discretion, that such Indemnifying Party so proceeding against such Potential Contributor would be reasonably likely to result in a material impairment of such commercial arrangement with such Potential Contributor.

Section 8.07.      Exclusivity.  After the Closing, Section 8.02 will provide the exclusive remedy of the Indemnified Parties against the Indemnifying Parties for any misrepresentation, breach of representation or warranty, covenant or other agreement (other than those contained in Sections 5.02, 5.04, 5.07 and 5.14, any claims involving fraud or willful misrepresentation on the part of any Indemnifying Party, and any equitable remedies pursuant to Section 9.13) or other claim arising out of this Agreement or the transactions contemplated hereby.  Without limiting the foregoing, except as specifically set forth in this Article 8 and Section 9.13, effective as of the Closing, Buyer waives any rights and claims Buyer may have against any Seller Party, whether in law or in equity, relating to the Transferred Assets, the Product or the transactions contemplated hereby.  The rights and claims waived by Buyer include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty.

Section 8.08.      Satisfaction of Indemnification Obligations.  Notwithstanding any provision of this Agreement to the contrary: (i) any indemnification for Damages to which any Buyer Indemnified Party is entitled pursuant to Section 8.02(a)(i) with respect to Warranty Breaches, other than Damages arising from a Warranty Breach of a Seller Party Fundamental Representation or of Section 3.11, shall be satisfied solely and exclusively by offset against any Contingent Payment that is owed and has not yet been paid by Buyer to Seller (each, a “Milestone Set-Off”); and (ii) any other indemnification for Damages to which any Buyer Indemnified Party is entitled pursuant to Section 8.02(a)(i) may, at Buyer’s election, be satisfied by a Milestone Set-Off; provided in each case that any Milestone Set-Off in respect of an indemnification claim shall be subject to the applicable limitations on the rights to indemnification of the Buyer Indemnified Parties set forth in Section 8.02(a), and provided, further, that no Milestone Set-Off shall be made against any payment of Contingent Payment that is due and owing to Seller until the Damages for such indemnification claim have been finally determined.  Buyer shall have the right to withhold such portion of any Contingent Payment that would otherwise be payable hereunder during the pendency of any unresolved claim for indemnification hereunder, in such amount as Buyer shall, in its reasonable discretion, determine is necessary to cover the amount of Damages subject to such claim (or if such amount is not

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED

known, Buyer’s reasonable good faith estimate thereof) until such claim is fully and finally resolved in accordance with the terms hereof. For any Milestone Set-Off in respect of an indemnification claim, once such claim is finally determined in accordance with Article 8 and the other terms of this Agreement, if the Damages determined to be payable to the Buyer Indemnified Party in respect of such claim are less than the amount of the corresponding Milestone Set-Off (any such difference, an “Excess Milestone Set-Off Amount”), then Buyer shall promptly pay the Excess Milestone Set-Off Amount to Seller plus interest accruing on such amount on a daily basis, from and including the date such amount was withheld from the applicable Contingent Payment but excluding the date the payment is received by Seller from Buyer, at a rate per annum equal to the then prevailing U.S. Prime Rate as published by the Wall Street Journal plus 2%.

Section 8.09.      Purchase Price Adjustment.  Any indemnification payment made under Article 8 will be treated as an adjustment to the Purchase Price.

ARTICLE 9
MISCELLANEOUS

Section 9.01.      Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer to:

Organogenesis Inc.
85 Dan Road
Canton, Massachusetts 02021
Attention: Gary Gillheeney
Facsimile No.: (781) 575-1570
Email: GGillheeney@Organo.com

with a copy (which shall not constitute notice) to:

Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210
Attention: William R. Kolb
Facsimile No.: (617) 832-7000
Email: wkolb@foleyhoag.com

if to the Seller Parties, to:

Shire US Holdings, Inc.
300 Shire Way
Lexington, MA 02421
Attention:  Patrick O’Brien
Facsimile No.: 858-754-1246

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED

Email: legalservicescb@shire.com

Shire Regenerative Medicine, Inc.
11095 Torreyana Road
San Diego, CA 92121
Attention: Patrick O’Brien
Facsimile No.: 858-754-1246
Email: legalservicescb@shire.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:  William J. Chudd
Facsimile No.: (212) 701-5800
Email:  william.chudd@davispolk.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.02.      Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)      No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03.      Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 9.04.      Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, and any attempted assignment without the required consents shall be void. Notwithstanding the foregoing, the right to receive the Contingent Payments or any

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED

portion thereof may be sold, assigned or otherwise transferred by Seller pursuant to Section 2.10(f).

Section 9.05.      Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 9.06.      Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party.

Section 9.07.      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.08.      Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except as explicitly set forth herein, no provision of this Agreement is intended to confer any rights, benefits, remedies, or Liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 9.09.      Entire Agreement.  This Agreement (including any certificates referred to herein), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement, and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED

Section 9.10.      Bulk Sales Laws.  Buyer and the Seller Parties each hereby waive compliance by the Seller Parties with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any jurisdiction.

Section 9.11.      Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.12.      Seller Disclosure Schedule.  The Seller Parties have set forth information on the Seller Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Seller Disclosure Schedule need not be set forth in any other section so long as its relevance to such other section of the Seller Disclosure Schedule or section of the Agreement is readily apparent on the face of the information disclosed therein to the Person to which such disclosure is being made.  The parties acknowledge and agree that (1) the Seller Disclosure Schedule to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and (2) the disclosure by the Seller Parties of any matter in the Seller Disclosure Schedule shall not be deemed to constitute an acknowledgment by the Seller Parties that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 9.13.      Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts specified in Section 9.06, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.14.      Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any Seller Party, Buyer or any of their respective Affiliates shall have any Liability for any Liabilities of the Seller Parties or Buyer (as applicable) under this Agreement or the Assignment and Assumption Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, except to the extent such Liabilities are expressly assumed by any such Person or are binding upon any such Person pursuant to Section 9.04 or by operation of Applicable Law.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ORGANOGENESIS INC.

By:
Name:
Title:

SHIRE US HOLDINGS, INC.

By:
Name:
Title:

SHIRE REGENERATIVE MEDICINE, INC.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

B-1

EXHIBIT B

FORM OF SAFETY DATA TRANSITIONAL AGREEMENT

D-1

EXHIBIT C

FORM OF SECONDMENT AGREEMENT

E-1

EXHIBIT D

FORM OF PRESS RELEASE

F-1

ANNEX A

SELLER DISCLOSURE SCHEDULE

LIST OF OMITTED SCHEDULES FROM THE SELLER DISCLOSURE SCHEDULE

Schedule Section	Section Title
1.01(a)(i)	knowledge of the Seller Parties, Seller Parties’ knowledge
2.01(a)	Transferred Intellectual Property Rights
2.01(d)	Transferred Product Registrations
2.01(e)	Real Property
2.01(f)	Contracts
2.01(g)	Insurance Policy
2.01(m)	Any Other Assets
2.02(e)	Excluded Property and Assets
2.04(a)	Seller’s Return Policy
2.04(b)	Excluded Liabilities Relating to Actions, Omissions or Events Occurring Prior to the Closing Date
2.04(c)	Seller’s or its Affiliate’s Severance Plans
3.04	Noncontravention
3.05	Sales Statements
3.06	Material Contracts
3.07	Litigation
3.08	Compliance with Law
3.09	Transferred Product Registrations
3.11	Sufficiency of Assets
3.12	Absence of Changes; Operation of Business
3.13	Intellectual Property
3.14	Insurance Coverage
3.15	Environmental Compliance
3.17	Regulatory Compliance
3.18	Customers, Suppliers
3.19	Product Liability
5.03	Provision of Space
5.08	Specified Business Employees
5.15	Excluded IT Assets
7.01(a)	Tax Matters

Annex A-1